                                                                     EXHIBIT 2.7


                      AGREEMENT AND PLAN OF REORGANIZATION


                                  BY AND AMONG

                               CRITICAL PATH, INC.

                           WELLFLEET ACQUISITION CORP.

                                       AND

                               FAXNET CORPORATION

                          DATED AS OF NOVEMBER 2, 1999

                                                               EXECUTION VERSION

                                INDEX OF EXHIBITS


EXHIBIT        DESCRIPTION
-------        -----------

Exhibit A      Form of Voting Agreement

Exhibit B      Certificate of Merger

Exhibit C      Form of Investment Representation Statement

Exhibit D      Form of Legal Opinion of Counsel to Parent

Exhibit E      Form of Legal Opinion of Counsel to the Company

Exhibit F      Form of Offer Letter

Exhibit G      Form of Escrow Agreement

                               TABLE OF CONTENTS

                                                                                                PAGE
ARTICLE I THE MERGER.............................................................................1

        1.1    The Merger........................................................................1
        1.2    Effective Time....................................................................2
        1.3    Effect of the Merger..............................................................2
        1.4    Certificate of Incorporation; Bylaws..............................................2
        1.5    Directors and Officers............................................................2
        1.6    Shares to Be Issued; Cash to Be Paid; Effect on Capital Stock.....................2
        1.7    Dissenting Shares.................................................................5
        1.8    Surrender of Certificates.........................................................5
        1.9    No Further Ownership Rights in Company Capital Stock..............................7
        1.10   Lost, Stolen or Destroyed Certificates............................................7
        1.11   Taking of Necessary Action; Further Action........................................7

ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE COMPANY.........................................8

        2.1    Organization of the Company.......................................................8
        2.2    Company Capital Structure.........................................................8
        2.3    Subsidiaries......................................................................9
        2.4    Authority.........................................................................9
        2.5    Company Financial Statements.....................................................10
        2.6    No Undisclosed Liabilities.......................................................10
        2.7    No Changes.......................................................................10
        2.8    Tax and Other Returns and Reports................................................12
        2.9    Restrictions on Business Activities..............................................13
        2.10   Title to Properties; Absence of Liens and Encumbrances...........................13
        2.11   Intellectual Property............................................................14
        2.12   Agreements, Contracts and Commitments............................................17
        2.13   Interested Party Transactions....................................................18
        2.14   Compliance with Laws.............................................................19
        2.15   Litigation.......................................................................19
        2.16   Insurance........................................................................19
        2.17   Minute Books.....................................................................19
        2.18   Environmental Matters............................................................19
        2.19   Brokers' and Finders' Fees; Third Party Expenses.................................20
        2.20   Employee Matters and Benefit Plans...............................................20
        2.21   Change of Control and Non-Compete Payments.......................................23
        2.22   Year 2000 Compliance.............................................................23
        2.23   Transaction Bonus................................................................24
        2.24   Representations Complete.........................................................24

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB.............................24

        3.1    Organization, Standing and Power.................................................24
        3.2    Authority........................................................................24
        3.3    Capital Structure................................................................25

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                PAGE
        3.4    SEC Documents; Parent Financial Statements.......................................25
        3.5    Representations Complete.........................................................25
        3.6    Regulatory Approvals.............................................................26
        3.7    Litigation.......................................................................26

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME..................................................26

        4.1    Conduct of Business of the Company...............................................26
        4.2    No Solicitation..................................................................28
        4.3    Investment Representation Statements.............................................29

ARTICLE V ADDITIONAL AGREEMENTS.................................................................29

        5.1    Information Statement; Stockholder Meeting.......................................29
        5.2    Access to Information............................................................30
        5.3    Confidentiality..................................................................31
        5.4    Expenses.........................................................................31
        5.5    Public Disclosure................................................................31
        5.6    Consents.........................................................................31
        5.7    Company Warrants.................................................................31
        5.8    FIRPTA Compliance................................................................31
        5.9    Reasonable Efforts...............................................................31
        5.10   Notification of Certain Matters..................................................32
        5.11   Additional Documents and Further Assurances......................................32
        5.12   Form S-8.........................................................................32
        5.13   NMS Listing......................................................................32
        5.14   Cooperation With Financial Statements............................................32
        5.15   Employee Benefits................................................................32
        5.16   Registration Rights..............................................................33
        5.17   401(k) Plan......................................................................38
        5.18   Promissory Note..................................................................38
        5.19   Company 1999 Bonus Plan..........................................................38
        5.20   Satisfaction of Company Liabilities..............................................38

ARTICLE VI CONDITIONS TO THE MERGER.............................................................39

        6.1    Conditions to Obligations of Each Party to Effect the Merger.....................39
        6.2    Additional Conditions to Obligations of the Company..............................39
        6.3    Additional Conditions to the Obligations of Parent and Merger Sub................40

ARTICLE VII SURVIVAL OF REPRESENTATIONS AND WARRANTIES;  INDEMNIFICATION; ESCROW................41

        7.1    Survival of Representations and Warranties.......................................41
        7.2    Obligation of the Company to Indemnify, Reimburse, etc...........................41
        7.3    Obligation of Parent to Indemnify, Reimburse, etc................................41
        7.4    Claims for Indemnification.......................................................42
        7.5    Defense by the Indemnifying Party................................................42

                               TABLE OF CONTENTS
                                  (continued)

                                                                                                PAGE
        7.6    Limits on Indemnification, Reimbursement, etc....................................43
        7.7    Escrow Arrangements..............................................................43
        7.8    General Limitations..............................................................43

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER..................................................43

        8.1    Termination......................................................................43
        8.2    Effect of Termination............................................................44
        8.3    Fees and Expenses................................................................45
        8.4    Amendment........................................................................45
        8.5    Extension; Waiver................................................................45

ARTICLE IX GENERAL PROVISIONS...................................................................45

        9.1    Notices..........................................................................45
        9.2    Interpretation...................................................................47
        9.3    Counterparts.....................................................................47
        9.4    Entire Agreement; Assignment.....................................................47
        9.5    Severability.....................................................................47
        9.6    Other Remedies...................................................................47
        9.7    Governing Law....................................................................48
        9.8    Rules of Construction............................................................48
        9.9    Specific Performance.............................................................48
        9.10   Share Legends....................................................................48

                                                               EXECUTION VERSION

                      AGREEMENT AND PLAN OF REORGANIZATION


        This AGREEMENT AND PLAN OF REORGANIZATION (this "Agreement") is made and entered into as of November 2, 1999, among Critical Path, Inc., a California corporation ("Parent"), Wellfleet Acquisition Corp., a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and FaxNet Corporation, a Delaware corporation (the "Company").

                                    RECITALS

        A. The Boards of Directors of each of the Company, Parent and Merger Sub believe it is in the best interests of each company and their respective shareholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the "Merger") and, in furtherance thereof, have approved the Merger.

        B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding shares of capital stock of the Company ("Company Capital Stock") and all outstanding options, warrants and other rights to acquire or receive shares of Company Capital Stock shall be converted into the right to receive a combination of cash and shares of Common Stock of Parent ("Parent Common Stock").

        C. Concurrently with the execution of this Agreement, and as a condition and inducement to Parent's willingness to enter into this Agreement, certain affiliates of the Company are entering into Voting Agreements in substantially the form attached hereto as Exhibit A (the "Voting Agreements").

        D. A portion of the shares of Parent Common Stock otherwise issuable by Parent in connection with the Merger shall be placed in escrow by Parent, the release of which amount shall be contingent upon certain events and conditions.

        E. The parties intend, by executing this Agreement, to adopt a plan of reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

        F. The parties intend for the Merger to be accounted for financial accounting purposes as a purchase.

        NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, intending to be legally bound hereby the parties agree as follows:

                                    ARTICLE I
                                   THE MERGER

        1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Delaware General Corporations Law ("Delaware Law"), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and as a wholly-owned subsidiary of Parent. The Company as the surviving corporation after the Merger is hereinafter sometimes referred to as the "Surviving Corporation."

        1.2 Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the "Closing") will take place as promptly as practicable, but no later than five (5) business days, following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Epstein Becker & Green, P.C., 75 State Street, Boston, Massachusetts, unless another place or time is agreed to by Parent and the Company. The date upon which the Closing actually occurs is herein referred to as the "Closing Date." On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a Certificate of Merger in substantially the form attached hereto as Exhibit B (the "Certificate of Merger") with the Secretary of State of the State of Delaware, in accordance with the relevant provisions of applicable law. The date and time the Merger becomes effective in accordance with the provisions of Delaware Law is the "Effective Time". The parties currently intend that the Closing Date will occur on or prior to December 31, 1999.

        1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

        1.4 Certificate of Incorporation; Bylaws.

            (a) Unless otherwise determined by Parent prior to the Effective Time, at the Effective Time, the Certificate of Incorporation of Merger Sub shall be the Certificate of Incorporation of the Surviving Corporation until thereafter amended as provided by law and such Certificate of Incorporation; provided, however, that the name of the Surviving Corporation shall be FaxNet Corporation.

            (b) The Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended.

        1.5 Directors and Officers. The director(s) of Merger Sub immediately prior to the Effective Time shall be the initial director(s) of the Surviving Corporation, each to hold office in accordance with the Certificate of Incorporation and Bylaws of the Surviving Corporation. The officers of Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the Bylaws of the Surviving Corporation.

        1.6 Shares to Be Issued; Cash to Be Paid; Effect on Capital Stock. The number of shares of Parent Common Stock to be issued in exchange for the acquisition by Parent of all outstanding Company Capital Stock, all unexpired and unexercised options and warrants to acquire Company Capital Stock (other than unvested Company Options (as defined below)) shall be 2,845,282 shares (the "Aggregate Share Number"). No adjustment (i.e., credit) shall be made in the exchange ratio as a result of any cash proceeds received by the Company from the date hereof to the Closing Date pursuant to the exercise of options or warrants to acquire Company Capital Stock as such adjustment has been taken into account in calculating the Aggregate Share Number. The amount of cash that shall be paid by Merger Sub in the Merger pursuant to this Agreement shall be $20,000,000 (the "Aggregate Cash Consideration"). Notwithstanding anything herein to the contrary, in the event that the Aggregate Cash Consideration would otherwise equal 20% or more of the aggregate consideration to be received by the Company stockholders as a result of the Merger

(excluding the portion of the Aggregate Share Number equal to the Escrow Amount and the Special Escrow Amount, and assuming the Parent Common Stock constituting the Aggregate Share Number has a value equal to 90% of the closing price for a share of Parent Common Stock on the Nasdaq National Market on the trading day immediately preceding the Closing Date), then, in such event, (x) the Aggregate Cash Consideration shall be reduced to an amount equal to 19.99 % of the aggregate consideration (determined as set forth above) and (y) the Aggregate Share Number shall be increased by an amount equal to the amount by which the Aggregate Cash Consideration is reduced, divided by the 15-day trailing average closing price per share for a share of Parent Common Stock as reported on the Nasdaq National Market for the fifteen trading days immediately preceding the date of this Agreement.

                (i) Conversion of Company Common Stock. Subject to the terms and conditions of this Agreement, as of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holder of any shares of the Company Capital Stock, each share of Common Stock of the Company ("Company Common Stock") issued and outstanding immediately prior to the Effective Time (other than any shares of Company Common Stock to be canceled pursuant to Section 1.6(b) and any Dissenting Shares (as defined and to the extent provided in Section 1.7(a)) will be canceled and extinguished and be converted automatically into the right to receive Parent Common Stock and cash in the amount identified on Schedule 1.6(a) hereto upon surrender of the certificate representing such share of Company Common Stock in the manner provided in Section 1.8.

            (b) Cancellation of Parent-Owned and Company-Owned Stock. Each share of Company Capital Stock owned by Merger Sub, Parent, the Company or any direct or indirect wholly-owned subsidiary of Parent or of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

            (c) Stock Options and Warrants to Purchase Company Capital Stock.

                (i) At the Effective Time, all options to purchase Company Common Stock then outstanding under the Company's 1996 Employee and Consultant Stock Option Plan (the "Option Plan") shall be assumed by Parent in accordance with provisions described below.

                    (1) At the Effective Time, each outstanding option to purchase shares of Company Common Stock (each a "Company Option") under the Option Plan or otherwise, whether vested or unvested, shall be, in connection with the Merger, assumed by Parent. Each Company Option so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the Option Plan and/or as provided in the respective option agreements governing such Company Option immediately prior to the Effective Time, except that (A) such Company Option shall be exercisable for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Common Stock that were issuable upon exercise of such Company Option immediately prior to the Effective Time multiplied by the Option Exchange Ratio (as identified on Schedule 1.6(c) hereto) rounded down to the nearest whole share and (B) the per share exercise price for the shares of Parent Common Stock issuable upon exercise of such assumed Company Option shall be equal to the quotient determined by dividing the exercise price per share of Company Common Stock at which such Company Option was exercisable immediately prior to the Effective Time by the Option Exchange Ratio, rounded up to the nearest whole cent.

                    (2) It is the intention of the parties that the Company Options assumed by Parent qualify following the Effective Time as incentive stock options as defined in Section 422 of the

Code to the extent the Company Options qualified as incentive stock options immediately prior to the Effective Time.

                    (3) Promptly following the Effective Time, Parent will issue to each holder of an outstanding Company Option a document evidencing the foregoing assumption of such Company Option by Parent.

                (ii) At the Effective Time, each outstanding warrant to purchase Company Capital Stock (a "Company Warrant") that has not been fully exercised shall be assumed by Parent. Each Warrant so assumed by Parent under this Agreement shall continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant agreement immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) each Company Warrant shall be exercisable (or shall become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of Company Capital Stock that were issuable upon exercise of such Company Warrant immediately prior to the Effective Time multiplied by the Warrant Exchange Ratio (as identified on Schedule 1.6(c)), rounded to the nearest whole number of shares of Parent Common Stock and (ii) the per share exercise price for the Parent Common Stock issuable upon exercise of such assumed Company Warrant shall be equal to the quotient determined by dividing the exercise price per share of Company Capital Stock at which such Company Warrant was exercisable immediately prior to the Effective Time by the Warrant Exchange Ratio, rounded to the nearest whole cent.

            (d) Capital Stock of Merger Sub. Each share of Common Stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of Common Stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

            (e) Adjustments to Exchange Ratio. The number of shares issuable pursuant to this Section 1.6 shall be adjusted to reflect fully the effect of any stock split, reverse split, stock dividend (including any dividend or distribution of securities convertible into Parent Common Stock or Company Capital Stock), reorganization, recapitalization or other like change with respect to Parent Common Stock or Company Capital Stock occurring after the date hereof and prior to the Effective Time.

            (f) Fractional Shares. No fraction of a share of Parent Common Stock will be issued, but in lieu thereof, each holder of shares of Company Capital Stock who would otherwise be entitled to a fraction of a share of Parent Common Stock (after aggregating all fractional shares of Parent Common Stock to be received by such holder) shall be entitled to receive from Parent an amount of cash (rounded to the nearest whole cent) equal to the product of (i) such fraction, multiplied by (ii) $45.096.

            (g) Aaron Eisendrath-Haelbig Warrant. For purposes of this Section 1.6, Parent and the Company agree that the Warrant dated March 31, 1999 issued by the Company to Aaron Eisendrath-Haelbig shall be deemed to be null and void as of the Effective Time. In the event that such Warrant is not terminated prior to the six-month anniversary of the Closing Date, Parent shall be deemed to have asserted a claim with respect to such warrant against that portion of the Escrow Fund which would otherwise be released to the Company stockholders pursuant to the Escrow Agreement on such six-month anniversary. Thereafter the shares of Parent Common Stock representing such portion of the Escrow Fund shall continue to be held in escrow pursuant to the Escrow Agreement.

            (h) Definitions.

                (i) Escrow Amount. The "Escrow Amount" shall be 266,099 shares of Parent Common Stock.

                (ii) Special Escrow Amount. The "Special Escrow Amount" shall be 776,122 shares of Parent Common Stock.

        1.7 Dissenting Shares.

            (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Capital Stock held by a holder who has demanded and perfected dissenters' rights for such shares in accordance with Delaware Law and who, as of the Effective Time, has not effectively withdrawn or lost such dissenters' rights ("Dissenting Shares"), shall not be converted into or represent a right to receive Parent Common Stock pursuant to Section 1.6, but the holder thereof shall only be entitled to such rights as are granted by Delaware Law.

            (b) Notwithstanding the provisions of subsection (a), if any holder of shares of Company Capital Stock who demands appraisal of such shares under Delaware Law shall effectively withdraw or lose (through failure to perfect or otherwise) the right to appraisal, then, as of the later of the Effective Time and the occurrence of such event, such holder's shares shall automatically be converted into and represent only the right to receive Parent Common Stock and cash in lieu of fractional shares as provided in Section 1.6, without interest thereon, upon surrender of the certificate representing such shares.

            (c) The Company shall give Parent (i) prompt notice of any written demands for appraisal of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served pursuant to Delaware Law and received by the Company and (ii) the opportunity to participate in all negotiations and proceedings with respect to demands for appraisal under Delaware Law. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for appraisal of capital stock of the Company or offer to settle or settle any such demands.

        1.8 Surrender of Certificates.

            (a) Exchange Agent. American Stock Transfer & Trust Company shall serve as the exchange agent (the "Exchange Agent") in the Merger.

            (b) Parent and Merger Sub to Provide Cash and Common Stock. On or prior to the Effective Time, Parent shall deliver to the Exchange Agent for exchange in accordance with this Article I, the aggregate number of shares of Parent Common Stock issuable pursuant to Section 1.6 in exchange for outstanding shares of Company Capital Stock and shall cause Merger Sub to deliver to the Exchange Agent an amount in cash equal to the Aggregate Cash Consideration; provided that, on behalf of the holders of Company Capital Stock, Parent shall deposit into an escrow account a number of shares of Parent Common Stock equal to the Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise issuable pursuant to Section 1.6 and this Section 1.8(b); provided further, that, in the event that the Company shall have failed to extend the term of the Amended and Restated Services Agreement dated March 12, 1997, as further amended to date, between the Company and U.S. West Communications (the "U.S. West Agreement") to a period ending not earlier than March 12, 2001, on substantially those terms set forth on Schedule 1.8(b), then, on behalf of the holders of Company Capital Stock, Parent shall deposit into such escrow account an additional number of shares of Parent Common Stock equal to the Special Escrow Amount out of the aggregate number of shares of Parent Common Stock otherwise issuable pursuant to Section 1.6 and this Section 1.8(b). The portion of the Escrow Amount and Special Escrow Amount, respectively, contributed on behalf of each holder of Company Capital Stock shall be in proportion to the aggregate number of shares of Parent Common Stock which such holder would otherwise be entitled to receive under Section 1.6 by virtue of ownership of outstanding shares of Company Capital Stock.

            (c) Exchange Procedures. Promptly after the execution of this Agreement, the Company shall cause to be mailed to each holder of record of a certificate or certificates (the "Certificates") which represent outstanding shares of Company Capital Stock, (i) the Information Statement contemplated by
Section 5.1, which shall include an allocation of the cash and Parent Common Stock consideration to be paid in exchange for the shares of Company Capital Stock, together with a Stockholders' Letter Agreement appointing Keith Cooper and Robert C. Roeper as "Stockholders' Representatives", (ii) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Parent may reasonably specify) and (iii) instructions for delivering the Certificates to Epstein Becker & Green, P.C. ("EBG") to be held until the Effective Time and, at the Effective Time, surrendered in exchange for cash and/or certificates representing shares of Parent Common Stock. Upon surrender, by EBG pursuant to the letter of transmittal at the Effective Time or by EBG or directly by the holder of such Certificate if after the Effective Time, of a Certificate for cancellation to the Exchange Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor a certificate representing the number of whole shares of Parent Common Stock (less the number of shares of Parent Common Stock, if any, to be deposited in the Escrow Fund (as defined in Section 7.7 below) on such holder's behalf pursuant to Section 7.7 hereof), and any cash consideration to be received plus cash in lieu of fractional shares in accordance with Section 1.6, to which such holder is entitled pursuant to Section 1.6, and the Certificate so surrendered shall forthwith be canceled. As soon as practicable after the Effective Time, and subject to and in accordance with the provisions of Article VII hereof, Parent shall cause to be distributed to the Escrow Agent a certificate or certificates representing that number of shares of Parent Common Stock equal to the Escrow Amount and Special Escrow Amount, if appropriate, which shall be registered in the name of the Escrow Agent. Such shares shall be beneficially owned by the holders on whose behalf such shares were deposited in the Escrow Fund and shall be available to compensate Parent as provided in Article VII. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented shares of Company Capital Stock will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the ownership of the number of full shares of Parent Common Stock into which such shares of Company Capital Stock shall have been so converted and the right to receive the applicable amount of cash consideration for such shares of Company Capital Stock and cash in lieu of the issuance of any fractional shares in accordance with Section 1.6.

            (d) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to Parent Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of Parent Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of Parent Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Parent Common Stock.

            (e) Transfers of Ownership. If any certificate for shares of Parent Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the issuance of a certificate for shares of Parent Common Stock in any name other than that of the registered holder of the Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

            (f) No Liability. Notwithstanding anything to the contrary in this
Section 1.8, none of the Exchange Agent, the Surviving Corporation (or any officer or director thereof) or any party hereto shall be liable to a holder of shares of Parent Common Stock or Company Capital Stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

        1.9 No Further Ownership Rights in Company Capital Stock. All shares of Parent Common Stock issued upon the surrender for exchange of shares of Company Capital Stock in accordance with the terms hereof (including any cash paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such shares of Company Capital Stock, and there shall be no further registration of transfers on the records of the Surviving Corporation of shares of Company Capital Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

        1.10 Lost, Stolen or Destroyed Certificates. In the event any certificates evidencing shares of Company Capital Stock shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of Parent Common Stock, cash and cash for fractional shares, if any, as may be required pursuant to Section 1.6; provided, however, that Parent may, in its discretion and as a condition precedent to the issuance thereof, require the owner of such lost, stolen or destroyed certificates to deliver a bond in such sum as it may reasonably direct as indemnity against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

        1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

                                   ARTICLE II

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in the disclosure letter (referencing the appropriate section number) supplied by the Company to Parent (the "Company Schedules") and dated as of the date hereof, as follows:

        2.1 Organization of the Company. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the corporate power to own its properties and to carry on its business as now being conducted. The Company is duly qualified to do business and in good standing as a foreign corporation in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the business, assets (including intangible assets), financial condition or results of operations of the Company; provided that in evaluating whether such an event would constitute a material adverse effect, the effect shall be measured against the business, assets (including intangible assets), financial condition and results of operations of the Company on a normalized basis taking into account the state of such matters over the twelve month period preceding the date of this Agreement (hereinafter referred to as a "Material Adverse Effect"). The Company has delivered a true, correct and complete copy of its Certificate of Incorporation and Bylaws, each as amended to date, to Parent.

        2.2 Company Capital Structure.

            (a) The authorized capital stock of the Company consists of (i) 19,226,125 shares of Common Stock, of which 2,787,637 shares are issued and outstanding, and (ii) 23,875 shares of Preferred Stock, of which 2,500 are designated Series A Preferred, all of which are issued and outstanding, 3,125 shares are designated Series B Preferred, all of which are issued and outstanding, 1,000 shares are designated Series C Preferred, all of which are issued and outstanding, 5,250 shares are designated Series D Preferred Stock, all of which are issued and outstanding, and 12,000 shares are designated Series E Preferred, all of which are issued and outstanding. The Company Capital Stock is held by the persons and in the amounts set forth on Schedule 2.2(a). All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Certificate of Incorporation or Bylaws of the Company or any agreement to which the Company is a party or by which it is bound. On or at the Effective Time, each outstanding share of Preferred Stock of the Company, other than shares for which dissenter's rights have been exercised, shall be converted into Common Stock of the Company in such number of shares of Common Stock of the Company as is set forth on Schedule 2.2(a).

            (b) The Company has reserved 2,150,000 shares of Common Stock for issuance to directors, employees and consultants pursuant to the Option Plan, of which 1,512,598 shares are subject to outstanding, unexercised options and 433,065 shares remain available for future grant. The Company has reserved no shares of Common Stock for issuance upon exercise of outstanding Company Options granted outside the Option Plan. Schedule 2.2(b) sets forth for each outstanding Company Option the name of the holder of such option, the number of shares of Common Stock subject to such option, the exercise price of such option and the vesting schedule for such option, including the extent vested to date and whether the exercisability of such option will be accelerated and become exercisable by the transactions contemplated by this Agreement. Schedule 2.2(b) also sets forth for each outstanding Company Warrant the name of the holder of such warrant, the number of shares of Company Capital Stock subject to such warrant, the exercise price of such warrant and the vesting schedule for such warrant, including the extent vested to date and whether the exercisability of such warrant will be accelerated and become exercisable by the transactions contemplated by this Agreement. Except as described in Schedule 2.2(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company. Except for the Company Options and Company Warrants described in Schedule 2.2(b), there are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which the Company is a party or by which it is bound obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. Except as disclosed on Schedule 2.2(b), the holders of Company Options and Company Warrants have been or will be given, or shall have properly waived, any required notice prior to the Merger. Solely as a result of the Merger, no person will have rights to acquire or receive Company Capital Stock, other than as held by Parent or as set forth on Schedule 2.2(b).

        2.3 Subsidiaries. Except as set forth on Schedule 2.3, the Company does not have and has never had any subsidiaries or affiliated companies and does not otherwise own and has never otherwise owned any shares of capital stock or any interest in, or control, directly or indirectly, any other corporation, partnership, association, joint venture or other business entity.

        2.4 Authority. Subject only to the approval of the Merger and this Agreement by the Company's stockholders, the Company has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The vote required of the Company's stockholders to duly approve the Merger and this Agreement is the affirmative vote of the holders of a majority of the issued and outstanding shares of Company Common Stock of the Company voting as one group and the holders of a majority of the issued and outstanding shares of the Company Preferred Stock, each such series voting as a separate group, except that the separate affirmative vote of the holders of 55% of the issued and outstanding shares of Series D Preferred voting as a separate group is required. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of the Company, subject only to the approval of the Merger by the Company's stockholders. The members of the Company's Board of Directors present at a meeting held October 27, 1999, have unanimously approved the Merger and this Agreement, such that the Merger and this Agreement have been approved by the required number of directors of the Company's Board of Directors. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding obligation of the Company, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance or other laws affecting the rights of creditors generally. Except as set forth on
Schedule 2.4, subject only to the approval of the Merger and this Agreement by the Company's stockholders, the execution and delivery of this Agreement by the Company does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in any violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or acceleration of any obligation or loss of any benefit under (any such event, a "Conflict") (i) any provision of the Certificate of Incorporation or Bylaws of the Company or
(ii) any mortgage, indenture, lease, contract or other agreement or, to the knowledge of the Company, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or its properties or assets, except in those instances where such Conflict would have no Material Adverse Effect. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other federal, state, county, local or foreign governmental authority, instrumentality, agency or commission ("Governmental Entity") or any third party (so as not to trigger any Conflict), is required by or with respect to the Company in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware, (ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, (iii) expiration or early termination of the applicable waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iv) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 2.4.

        2.5 Company Financial Statements. Schedule 2.5(a) sets forth (i) the Company's audited consolidated balance sheet as of December 31,1998, and the related consolidated statements of operations, of changes in redeemable preferred stock and stockholders' equity and of cash flows for the twelve-month period then ended (collectively, the "Year-End Financials") and (ii) the Company's unaudited balance sheet dated as of September 30, 1999 (the "Balance Sheet") and the unaudited statements of operations and cash flows for the nine-month period ended September 30, 1999 (collectively, the "Interim Financials"). Except as set forth on Schedule 2.5(b), the Year-End Financials and Interim Financials have been prepared in accordance with generally accepted accounting principles ("GAAP") applied on a basis consistent throughout the periods indicated and consistent with each other. Except as set forth on
Schedule 2.5(c), the Year-End Financials and Interim Financials present fairly the financial condition and operating results of the Company as of the dates and during the periods indicated therein, subject, in the case of the unaudited financial statements, to normal year-end adjustments and footnotes, which will not be material in amount or significance.

        2.6 No Undisclosed Liabilities. Except as set forth in Schedule 2.6, the Company does not have any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with generally accepted accounting principles), which individually or in the aggregate, (i) has not been reflected in the Balance Sheet, or (ii) has not arisen in the ordinary course of the Company's business since September 30, 1999, consistent with past practices and in the aggregate do not exceed $150,000.

        2.7 No Changes. Except as set forth in Schedule 2.7, since September 30, 1999, there has not been, occurred or arisen any:

            (a) transaction by the Company except in the ordinary course of business as conducted on that date and consistent with past practices;

            (b) amendments or changes to the Certificate of Incorporation or Bylaws of the Company;

            (c) capital expenditure or commitment by the Company of $25,000 in any individual case or $50,000 in the aggregate;

            (d) destruction of, damage to or loss of any material assets, business or customer of the Company (whether or not covered by insurance);

            (e) notice of a claim of wrongful discharge or, to the Company's knowledge, labor trouble or unlawful labor practice or action;

            (f) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company;

            (g) revaluation by the Company of any of its assets;

            (h) declaration, setting aside or payment of a dividend or other distribution with respect to the capital stock of the Company, or any direct or indirect redemption, purchase or other acquisition by the Company of any of its capital stock;

            (i) increase in the salary or other compensation payable or to become payable by the Company to any of its officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment, by the Company, of a bonus or other additional salary or compensation to any such person except as otherwise contemplated by this Agreement or in the ordinary course of business;

            (j) sale, lease, license or other disposition of any of the assets or properties of the Company, except in the ordinary course of business as conducted on that date and consistent with past practices;

            (k) amendment or termination or notice of non-renewal of any material contract, agreement or license to which the Company is a party or by which it is bound, except for an amendment to the U.S. West Agreement or in the ordinary course of business;

            (l) loan by the Company to any person or entity, incurring by the Company of any indebtedness, guaranteeing by the Company of any indebtedness, issuance or sale of any debt securities of the Company or guaranteeing of any debt securities of others except for advances to employees for travel and business expenses or use of the Company's existing lines of credit in the ordinary course of business, consistent with past practices;

            (m) waiver or release of any material right or claim of the Company, including any write-off or other compromise of any account receivable of the Company;

            (n) commencement or notice or, to the Company's knowledge, threat of commencement of any lawsuit or proceeding against or investigation of the Company or its affairs;

            (o) notice of any claim of ownership by a third party of the Company's Intellectual Property (as defined in Section 2.11 below) or of infringement by the Company of any third party's Intellectual Property rights;

            (p) issuance or sale by the Company of any of its shares of capital stock, or securities exchangeable, convertible or exercisable therefor, or of any other of its securities, other than those options to purchase a total of 166,000 shares of Company Common Stock granted at a meeting of the Company's Board of Directors held October 27, 1999;

            (q) change in pricing or royalties set or charged by the Company to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property to the Company; or

            (r) negotiation or agreement by the Company or any officer or employees thereof to do any of the things described in the preceding clauses (a) through (r) (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement).

        2.8 Tax and Other Returns and Reports.

            (a) Definition of Taxes. For the purposes of this Agreement, "Tax" or, collectively, "Taxes", means any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

            (b) Tax Returns and Audits. Except as set forth in Schedule 2.8:

                (i) The Company as of the Effective Time will have prepared and filed all required federal, state, local and foreign returns, estimates, information statements and reports ("Returns") relating to any and all Taxes concerning or attributable to the Company or its operations and such Returns are true and correct and have been completed in accordance with applicable law.

                (ii) The Company as of the Effective Time: (A) will have paid all Taxes shown as due on the Company's Returns and will have accrued all Taxes it is required to accrue and (B) will have withheld with respect to its employees all federal and state income taxes, FICA, FUTA and other Taxes required to be withheld.

                (iii) The Company has not been delinquent in the payment of any material Tax nor is there any Tax deficiency outstanding, proposed or assessed against the Company, nor has the Company executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

                (iv) No audit or other examination of any Return of the Company is presently in progress, nor has the Company been notified of any request for such an audit or other examination.

                (v)The Company does not have any liabilities for unpaid federal, state, local or foreign Taxes which have not been accrued or reserved against on the Balance Sheet, whether asserted or unasserted, contingent or otherwise, and the Company has no knowledge of any basis for the assertion of any such liability attributable to the Company, its assets or operations.

                (vi) The Company has provided to Parent copies of all federal and state income and all state sales and use Tax Returns for all periods since the date of Company's incorporation.

                (vii) There are (and as of immediately following the Closing there will be) no liens, pledges, charges, claims, security interests or other encumbrances of any sort ("Liens") on the assets of the Company relating to or attributable to Taxes.

                (viii) The Company has no knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company.

                (ix) None of the Company's assets are treated as "tax-exempt use property" within the meaning of Section 168(h) of the Code.

                (x)As of the Effective Time, there will not be any contract, agreement, plan or arrangement, including but not limited to the provisions of this Agreement, covering any employee or former employee of the Company that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Section 280G or 162 of the Code.

                (xi) The Company has not filed any consent agreement under
Section 341(f) of the Code or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

                (xii) The Company is not a party to a tax sharing or allocation agreement nor does the Company owe any amount under any such agreement.

                (xiii) The Company is not, and has not been at any time, a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Code.

                (xiv) Neither Company nor any of its subsidiaries (a) has been a member of an affiliated group (within the meaning of Section 1504(a) of the Code) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company) or (b) has any liability for the Taxes of any person (other than Company or any of its Subsidiaries) under Treas. Reg. ss. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, or otherwise.

                (xv) Neither the Company nor any of its subsidiaries has constituted either a "distributing corporation" or a "controlled corporation" in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a "plan" or "series of related transactions" (within the meaning of Section 355(e) of the Code) in conjunction with the Merger.

        2.9 Restrictions on Business Activities. There is no agreement (noncompete or otherwise), commitment, judgment, injunction, order or decree to which the Company is a party or, to the Company's knowledge, otherwise binding upon the Company, which has or reasonably could be expected to have the effect of prohibiting or impairing any business practice of the Company, any acquisition of property (tangible or intangible) by the Company or the conduct of business by the Company as presently conducted by the Company, or, to the knowledge of the Company, as proposed to be conducted after the Merger. Without limiting the foregoing, except as disclosed on Schedule 2.9, the Company has not entered into any agreement under which the Company is restricted from selling, licensing or otherwise distributing any of its products to any class of customers, in any geographic area, during any period of time or in any segment of the market.

        2.10 Title to Properties; Absence of Liens and Encumbrances.

            (a) The Company owns no real property, nor has it ever owned any real property. Schedule 2.10(a) sets forth a list of all real property currently leased by the Company, the name of the lessor and the expiration date of the lease and the aggregate annual rental fees payable under any such lease. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, to the Company's knowledge, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default).

            (b) The Company has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens (as defined in Section 2.8(b)(vii)), except as reflected in the Year-End Financials or Interim Financials or in
Schedule 2.10(b) and except for liens for taxes not yet due and payable, liens in favor of equipment lessors secured by personal equipment, and such imperfections of title and encumbrances, if any, which are not material in character, amount or extent, and which do not materially detract from the value, or materially interfere with the present use, of the property subject thereto or affected thereby.

        2.11 Intellectual Property.

            (a) For the purposes of this Section 2.11, the following terms have the following definitions:

        "Intellectual Property" shall mean any or all of the following and all rights in, arising out of, or associated therewith: (i) all United States and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, and equivalent or similar rights anywhere in the world in inventions and discoveries ("Patents); (ii) all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data and customer lists, and all documentation embodying or evidencing any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor and all other rights corresponding thereto throughout the world ("Copyrights"); (iv) all industrial designs and any registrations and applications therefor throughout the world; (v) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor and all goodwill associated therewith throughout the world ("Trademarks"); (vi) all databases and data collections and all rights therein throughout the world; and (vii) all computer software including all source code, object code, firmware, development tools, files, records and data, all media on which any of the foregoing is recorded; (viii) all World Wide Web addresses, sites and domain names; and (ix) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world.

        "Business" means the business of the Company, including the manufacture, use, licensing, distribution and sale of any products or technology or the provision of any services by the Company, as currently conducted.

        "Company Intellectual Property" shall mean any Intellectual Property that is owned by or licensed to the Company.

        "Registered Intellectual Property" shall mean all United States and foreign: (i) Patents, including applications therefor; (ii) registered Trademarks, applications to register Trademarks, including intent-to-use applications, or other registrations or applications related to Trademarks; (iii) Copyrights registrations and applications to register Copyrights; and (iv) any other Company Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any state, government or other public legal authority at any time.

            (b) Schedule 2.11(b) lists all Registered Intellectual Property in whole or in part owned by, assigned to, or filed in the name of, the Company (the "Company Registered Intellectual Property").

            (c) Except as set forth on Schedule 2.11(c), each item of Company Intellectual Property, including all Company Registered Intellectual Property listed on Schedule 2.11(b) , that is owned by the Company is free and clear of any encumbrance, including any lien or security interest.

            (d) The Company: (i) has the right to use, either by ownership or license all Trademarks, including trade names, trade dress and similar designations of origin used in connection with the operation or conduct of the Business and (ii) owns exclusively, and has good title to, all copyrighted works that are software products created by the Company or other works of authorship that the Company otherwise purports to own except as would not constitute a Material Adverse Effect.

            (e) Except as set forth on Schedule 2.11(e), the Company has not transferred ownership of, or granted any license of or right to use or authorized the retention of any rights to use, any Intellectual Property that is, or was, Company Intellectual Property, to any other person, other than nonexclusive licenses .

            (f) The Company Intellectual Property constitutes all the Intellectual Property used in and/or necessary to the conduct of the Business including (i) the making, using, selling, marketing, or importing of any product or device, (ii) the practice of any process, (iii) the offering or performance of any service, or (iv) the copying, display, performance, distribution, creation of derivative works of, or the exploitation of any device or work, including any of the foregoing with respect to products, technology or services currently under development by Company.

            (g) The contracts, licenses and agreements listed on Schedule 2.12(a) include all material contracts, licenses and agreements pursuant to which any third party has licensed any Intellectual Property to the Company.

            (h) The contracts, licenses and agreements listed on Schedule 2.12(a) include all contracts and agreements pursuant to which any Person, including any third party developer or consultant, has developed any device or technology, authored any work, or otherwise created any thing in which any Intellectual Property rights might arise, either separately or jointly with the Company, which the Company uses or possesses or which the Company believes it owns and the failure of the Company to use, possess or own such Intellectual Property right would have a Material Adverse Effect.

            (i) The contracts, licenses and agreements listed on Schedule 2.12(a) include all material contracts, licenses and agreements pursuant to which the Company has licensed or transferred to any third person any material Company Intellectual Property other than licenses to third party end-users entered into in the ordinary course of business. The Company is neither in breach of, nor has it failed to perform under any of the foregoing contracts, licenses and agreements and, to the knowledge of the Company, no other party to such contracts, licenses and agreements is in breach of or has failed to perform thereunder where such breach or failure to perform would result in a Material Adverse Effect.

            (j) The consummation of the transactions contemplated by this Agreement will not cause or obligate the Surviving Corporation (i) to grant to any third party any rights or licenses with respect to any Intellectual Property of the Surviving Corporation or, to the knowledge of the Company, the Parent; or
(ii) pay any royalties or other amounts in excess of those being paid by Company prior to the Closing.

            (k) Except as set forth on Schedule 2.12(a), the consummation of the transactions contemplated by this Agreement will not result in the loss of, or otherwise Materially Adversely Effect, any ownership rights of Company in any Company Intellectual Property or result in the breach or termination of any license, contract or agreement to which Company is a party respecting any material Company Intellectual Property.

            (l) The operation of the Business, including (i) the making, using, selling, marketing, or importing of any product or device, (ii) the practice of any process, (iii) the offering or performance of any service, or (iv) the copying, distribution, performance, display, creation of derivative works of, or the exploitation of any device or work, including any of the foregoing with respect to products, technology or services currently under development by Company, does not, and will not when conducted in substantially the same manner following the Closing by the Surviving Corporation, infringe or misappropriate the Intellectual Property of any person, violate the rights of any person, or constitute unfair competition or trade practices under the laws of any jurisdiction, and the Company has not received written notice from any person claiming that such operation or any act, product, technology or service of the Business infringes or misappropriates the Intellectual Property of any person or constitutes unfair competition or trade practices under the laws of any jurisdiction (nor is the Company aware of any basis therefor). Without limiting the foregoing, to the knowledge of the Company, it has not misappropriated the trade secrets of, or infringed the Copyright of any third party.

            (m) Except as disclosed on Schedule 2.15, there are no contracts, licenses or agreements between the Company and any other person with respect to Company Intellectual Property under which there is any dispute known to the Company regarding the scope of such agreement, or performance under such contract, license or agreement including with respect to any payments to be made or received by the Company thereunder.

            (n) To the knowledge of the Company, no person is infringing or misappropriating any Company Intellectual Property.

            (o) Except as disclosed on Schedule 2.11, no Company Intellectual Property is subject to any proceeding or outstanding decree, order, judgment, agreement or stipulation that restricts in any manner the use, transfer or licensing thereof by the Company or may affect the validity, use or enforceability of such Company Intellectual Property.

            (p) Schedule 2.11 lists all action, including the payment of any fees, that must, or should be performed by, or on behalf of, the Company in the ninety-day period following the Closing Date, with respect to any application for, perfection of, preservation of, or continuation of any rights of Company with respect to any Company Intellectual Property, including the filing of any patent applications, response to Patent Office actions or payment of fees, including renewal fees.

            (q) The Company has not claimed small business status, or other particular status in the application for any Registered Company Intellectual Property which claim of status was not at the time made, or which has since become inaccurate or false or that will no longer be true and accurate as a result of the Closing.

            (r) All software products of the Company were written and created solely by either (i) employees of the Company acting within the scope of their employment, (ii) by third parties who have validly licensed the Intellectual Property rights in such products to the Company, or (iii) by third parties who have validly assigned their Intellectually Property rights in such products to the Company.

            (s) To Company's Knowledge, the Company has no information, materials, facts, or circumstances, including any information or fact that would constitute prior art, that would render any of the Company Registered Intellectual Property invalid or unenforceable, or would adversely effect any pending application for any Company Registered Intellectual Property and the Company has not misrepresented, or failed to disclose, and has no knowledge of any misrepresentation or failure to disclose, any fact or circumstances in any application for any Company Registered Intellectual Property that would constitute fraud or a material misrepresentation with respect to such application or that would otherwise effect the validity or enforceability of any Company Registered Intellectual Property.

            (t) The Company has taken all steps reasonable under the circumstances to protect the confidentiality and trade secret status of any material confidential information of the Company and knows of no basis on which it could be claimed that the Company has failed to protect the confidentiality of any material Confidential Information of the Company.

            (u) Except as set forth on Schedule 2.11(u), all employees of the Company have entered into a valid and binding agreement with the company sufficient to vest title in the Company of all Intellectual Property created by such employee in the scope of his or her employment with the Company, except where the failure of an employee to have entered into such an agreement is not reasonably expected to be material to the Company.

        2.12 Agreements, Contracts and Commitments.

            (a) Except as set forth on Schedule 2.12(a), the Company does not have, is not a party to nor is it bound by:

                (i)any collective bargaining agreements,

                (ii) any agreements or arrangements that contain any severance pay or post-employment liabilities or obligations other than as required by statute, which are described on Schedule 2.12(a)

                (iii) any bonus, deferred compensation, pension, profit sharing or retirement plans, or any other employee benefit plans or arrangements,

                (iv) any employment or consulting agreement with an employee or individual consultant or salesperson or consulting or sales agreement with a firm or other organization,

                (v)any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement,

                (vi) any fidelity or surety bond or completion bond,

                (vii) any lease of personal property having a value individually in excess of $150,000,

                (viii) any agreement of indemnification or guaranty, other than indemnification granted to third party licensees of the Company in the ordinary course of business except with respect to consequential damages,

                (ix) any agreement containing any covenant limiting the freedom of the Company to engage in any line of business or to compete with any person,

                (x)any agreement relating to capital expenditures and involving future payments in excess of $150,000,

                (xi) any agreement relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company's business,

                (xii) any mortgages, indentures, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit, including guaranties referred to in clause
(viii) hereof,

                (xiii) any purchase order for raw materials or contract for the purchase of raw materials involving $50,000 or more,

                (xiv) any construction contracts,

                (xv) any distribution, joint marketing or development agreement,

                (xvi) any agreement pursuant to which the Company has granted or may grant in the future, to any party a source-code license or option or other right to use or acquire source-code, or

                (xvii) any other agreement that involves $250,000 or more or is not cancelable without penalty within thirty (30) days.

            (b) Except for such alleged material breaches, violations and defaults and events that would constitute a material breach, violation or default with the lapse of time, giving of notice, or both, as are all noted in
Schedule 2.12(b), the Company has not breached, violated or defaulted under, or received notice that it has breached, violated or defaulted under, any of the terms or conditions of any agreement, contract or commitment required to be set forth on Schedule 2.12(a) or Schedule 2.11 (any such agreement, contract or commitment, a "Contract"). Each Contract is in full force and effect and, except as otherwise disclosed in Schedule 2.12(b), is not subject to any default thereunder of which the Company has knowledge by any party obligated to the Company pursuant thereto.

            (c) Schedule 2.12(c) identifies each Contract that requires a consent, waiver or approval to preserve all rights of, and benefits to, the Surviving Corporation under such Contract as a result of entering into this Agreement or effecting the Merger or the other transactions contemplated by this Agreement (each a "Required Consent").

        2.13 Interested Party Transactions. Except as set forth on Schedule 2.13, to the Company's knowledge, no officer, director or shareholder of the Company (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an economic interest), has or has had, directly or indirectly, (i) an economic interest in any entity which furnished or sold, or furnishes or sells, services or products that the Company furnishes or sells, or proposes to furnish or sell, (ii) an economic interest in any entity that purchases from, or sells or furnishes to, the Company, any goods or services or (iii) a beneficial interest in any contract or agreement set forth in Schedule 2.12(a); provided, that (x) ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed an "economic interest in any entity" for purposes of this Section 2.13.

        2.14 Compliance with Laws. The Company has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

        2.15 Litigation. Except as set forth in Schedule 2.15, there is no action, suit or proceeding of any nature pending or to the Company's knowledge threatened against the Company, its properties or any of its officers or directors, in their respective capacities as such. Except as set forth in
Schedule 2.15, to the Company's knowledge, there is no investigation pending or threatened against the Company, its properties or any of its officers or directors by or before any governmental entity. Schedule 2.15 sets forth, with respect to any pending or threatened action, suit, proceeding or investigation, the parties thereto, the subject matter thereof and the remedy requested. No governmental entity has at any time challenged or questioned the legal right of the Company to manufacture, offer or sell any of its products in the present manner or style thereof.

        2.16 Insurance. With respect to the insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, there is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and the Company is otherwise in material compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). The Company has no knowledge of any threatened termination of, or material premium increase with respect to, any of such policies.

        2.17 Minute Books. The minute books of the Company provided to counsel for Parent are the only minute books of the Company and contain a reasonably accurate summary of all meetings of directors and shareholders or actions by written consent since the time of incorporation of the Company.

        2.18 Environmental Matters.

            (a) Hazardous Material. The Company has not: (i) operated any underground storage tanks, and has no knowledge of the existence, at any time, of any underground storage tank (or related piping or pumps), at any property that the Company has at any time owned, operated, occupied or leased; or (ii) released any amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, the Federal Water Pollution Control Act, as amended, the Clean Air Act, as amended, and the regulations promulgated pursuant to said laws, (a "Hazardous Material") in a manner prohibited by law. No Hazardous Materials are present, as a result of the deliberate actions or omissions of the Company, in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company has at any time owned, operated, occupied or leased.

            (b) Hazardous Materials Activities. The Company has not transported, stored, used, manufactured, disposed of, released or , to its knowledge, exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has the Company disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to as "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity in effect prior to or as of the date hereof to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

            (c) Permits. There are no environmental approvals, permits, licenses, clearances or consents (the "Environmental Permits") necessary for the conduct of the Company's Hazardous Material Activities and other businesses of the Company as such activities and businesses are currently being conducted.

            (d) Environmental Liabilities. To the Company's knowledge, there is no fact or circumstance which would involve the Company in any action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activities of the Company. To the Company's knowledge, there is no fact or circumstance which could involve the Company in any environmental litigation or impose upon the Company any environmental liability.

        2.19 Brokers' and Finders' Fees; Third Party Expenses. Except for payments to The Beacon Group for services rendered in connection with the transactions contemplated by this Agreement, the Company has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders' fees or agents' commissions or any similar charges in connection with this Agreement or any transaction contemplated hereby.

        2.20 Employee Matters and Benefit Plans.

            (a) Definitions. With the exception of the definition of "Affiliate" set forth in Section 2.20(a)(i) below (such definition shall only apply to this Section 2.20), for purposes of this Agreement, the following terms shall have the meanings set forth below:

                (i) "Affiliate" shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations thereunder;

                (ii) "COBRA" shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

                (iii) "DOL" shall mean the Department of Labor;

                (iv) "Company Employee Plan" shall refer to any plan, program, policy, practice, contract, agreement or other arrangement providing for severance, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits, whether formal or informal, funded or unfunded and whether or not legally binding, including without limitation, each "employee benefit plan", within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any "Employee" (as defined below), and pursuant to which the Company or any Affiliate has or may have any material liability or obligation;

                (v)"Employee" shall mean any current, former, or retired employee or officer of the Company or any Affiliate;

                (vi) "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended;

                (vii) "FMLA" shall mean the Family Medical Leave Act of 1993, as amended;

                (viii) "International Employee Plan" shall mean each Company Employee Plan that has been adopted or maintained by the Company or any Affiliate, whether informally or formally, with respect to which the Company or any Affiliate will or may have any liability, for the benefit of Employees who perform services outside the United States;

                (ix) "IRS" shall mean the Internal Revenue Service;

                (x)"Multiemployer Plan" shall mean any "Pension Plan" (as defined below) which is a "multiemployer plan", as defined in Section 3(37) of ERISA;

                (xi) "PBGC" shall mean the Pension Benefit Guaranty Corporation; and

                (xii) "Pension Plan" shall refer to each Company Employee Plan which is an "employee pension benefit plan", within the meaning of Section 3(2) of ERISA.

            (b) Schedule. Schedule 2.20(b) contains an accurate and complete list of each Company Employee Plan. The Company does not have any plan or commitment, whether legally binding or not, to establish any new Company Employee Plan, to modify any Company Employee Plan (except to the extent required by law consistent with an understanding to be reduced to writing or to conform any such Company Employee Plan to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), nor does it have any intention or commitment to do any of the foregoing, unless so disclosed to Parent.

            (c) Documents. The Company has provided to Parent (i) correct and complete copies of all documents embodying or relating to each Company Employee Plan including any and all amendments thereto and all related trust documents;
(ii) the most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three most recent annual reports and financial statements (Series 5500 and all schedules thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan or related trust; (iv) if the Company Employee Plan is funded, the most recent annual and periodic accounting of the Company Employee Plan's assets, if required by law; (v) the most recent summary plan description together with the most recent summary of material modifications, if any, required under ERISA with respect to each Company Employee Plan; (vi) all IRS determination letters, and all applications and correspondence to or from the IRS or the DOL with respect to any pending application or advisory or opinion letter; (viii) all material written agreements and contracts relating to each Company Employee Plan, including, but not limited to, administrative service agreements, group annuity contracts and group insurance contracts; (vii) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any material liability to the Company;
(viii) all COBRA forms and related notices (or such forms and notices as required under comparable law) for the past 12 months; (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) the two (2) most recent complete plan years discrimination tests for the Company's 401(k) Plan; and (xi) any and all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with a Company Employee Plan.

            (d) Employee Plan Compliance. Except as set forth on Schedule 2.20(d), (i) each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code; (ii) no "prohibited transaction", within the meaning of Section 4975 of the Code or Section 406 of ERISA, has occurred with respect to any Company Employee Plan; (iii) there are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan; and (iv) each Company Employee Plan under its applicable terms can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to the Company, Parent or any of its Affiliates (other than ordinary administration expenses typically incurred in a termination event); (v) there are no inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan; and (vi) neither the Company nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Section 4975 through 4980 of the Code.

            (e) Pension Plans. The Company does not now, nor has it ever, maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Part 3 of Subtitle B of Title I of ERISA, Title IV of ERISA or Section 412 of the Code.

            (f) Multiemployer Plans. At no time has the Company contributed to or been obligated to contribute to any Multiemployer Plan.

            (g) No Post-Employment Obligations. Except as set forth in Schedule 2.20(g), no Company Employee Plan provides, or has any liability to provide, life insurance, medical or other employee benefits to any Employee upon his or her retirement or termination of employment for any reason, except as may be required by COBRA or other applicable statute, and the Company has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) that such Employee(s) would be provided with life insurance, medical or other employee welfare benefits upon their retirement or termination of employment, except to the extent required by statute.

            (h) Health Care Compliance. Neither the Company nor any Affiliate has, prior to the Effective Time, in any material respect violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women's Health and Cancer Rights Act, the requirements of the Newborns' and Mothers' Health Protection Act of 1996, or any amendment to each such Act, or any similar provisions of state law applicable to its Employees.

            (i) Effect of Transaction.

                (i) Except as set forth on Schedule 2.20(h)(i), the execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under the terms of any Company Employee Plan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

                (ii) Except as set forth on Schedule 2.20(h)(ii), no payment or benefit which will or may be made by the Company or Parent or any Affiliates with respect to any Employee will be characterized as an "excess parachute payment", within the meaning of Section 280G(b)(2) of the Code.

            (j) Employment Matters. The Company (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld all amounts required by law or by agreement to be withheld from the wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund or to any governmental or administrative authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice).

            (k) Labor. No work stoppage or labor strike against the Company is pending or, to the knowledge of the Company, threatened. Except as set forth in
Schedule 2.20(j), the Company is not involved in or, to the knowledge of the Company, threatened with, any labor dispute, grievance, or litigation relating to labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in liability to the Company. To its knowledge, the Company has not engaged in any unfair labor practices within the meaning of the National Labor Relations Act which would, individually or in the aggregate, directly or indirectly result in a liability to the Company. Except as set forth in Schedule 2.20(j), the Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

            (l) International Employee Plan. The Company does not now, nor has it ever had the obligation to, maintain, establish, sponsor, participate in, or contribute to any International Employee Plan.

        2.21 Change of Control and Non-Compete Payments. Schedule 2.21 sets forth each plan or agreement pursuant to which any amounts may become payable (whether currently or in the future) to current or former employees, officers and directors of the Company as a result of or in connection with the Merger.

        2.22 Year 2000 Compliance. All of the Company's internal computer systems and each Constituent Component (as defined below) of those systems and all computer-related products and services and each Constituent Component of those products and services of the Company and each of its subsidiaries (i) that fully comply with the Year 2000 Qualification Requirements are set forth on
Schedule 2.22(a); (ii) that do not fully comply with the Year 2000 Qualification Requirements are set forth on Schedule 2.22(b); and (iii) as to which the Company is uncertain as to whether they fully comply with the Year 2000 Qualification Requirements are set forth on Schedule 2.22(c). "Year 2000 Qualification Requirements" means that the internal computer systems and each Constituent Component (as defined below) of those systems and all computer-related products of each Constituent Component (as defined below) of those products of the Company (i) have been reviewed to confirm that they store, process (including sorting and performing mathematical operations, calculations and computations), input and output data containing date and information correctly regardless of whether the date contains dates and times before, on or after January 1, 2000, (ii) have been designed to ensure date and time entry recognition, calculations that accommodate same century and multi-century formulas and date values, leap year recognition and calculations, and date data interface values that reflect the century, (iii) accurately manage and manipulate data involving dates and times, including single century formulas and multi-century formulas, and will not cause an abnormal ending scenario within the application or generate incorrect values or invalid results involving such dates, (iv) accurately process any date rollover, and (v) accept and respond to two-digit year date input in a manner that resolves any ambiguities as to the century. "Constituent Component" means all software (including operating systems, programs, packages and utilities), firmware, hardware, networking components, and peripherals provided as part of the configuration.

        2.23 Transaction Bonus. The Company has no liability under the 1999 Bonus Plan of the Company other than as set forth on Section 5.19 hereto. In addition, the Company has adopted no other bonus plan or arrangement that provides for the payment of remuneration that is contingent upon, or based upon, the closing of the transactions contemplated hereby.

        2.24 Representations Complete. None of the representations or warranties made by the Company (as modified by the Company Schedules), nor any statement made in any Schedule or certificate furnished by the Company pursuant to this Agreement, or furnished in or in connection with documents mailed or delivered to the shareholders of the Company in connection with soliciting their consent to this Agreement and the Merger (including the Information Statement required under Section 5.1), contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

                                   ARTICLE III

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

        Parent and Merger Sub represent and warrant to the Company as follows:

        3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of Parent and Merger Sub has the corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and is in good standing in each jurisdiction in which the failure to be so qualified would have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated hereby.

        3.2 Authority. Parent and Merger Sub have all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes the valid and binding obligations of Parent and Merger Sub, enforceable in accordance with its terms. The execution and delivery of this Agreement by the Parent and the Merger Sub does not, and, as of the Effective Time, the consummation of the transactions contemplated hereby will not, conflict with, or result in an Conflict under (i) any provision of the Articles of

Incorporation or Bylaws of the Parent or Merger Sub or (ii) any mortgage, indenture, lease, contract or other agreement filed by Parent with the Securities and Exchange Commission or, to the knowledge of the Parent, instrument, permit, concession, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Parent or Merger Sub or its properties or assets, except in those instances where such Conflict would have no Material Adverse Effect on the Parent and its subsidiaries taken as a whole or have a Material Adverse Effect on Parent's or Merger Sub's ability to consummate the transactions contemplated herein. No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity or any third party (so as not to trigger any Conflict), is required by or with respect to the Parent or Merger Sub in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby, except for (i) the filing of the Certification of Merger with the Secretary of State of the State of Delaware,
(ii) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable federal and state securities laws, and (iii) such other consents, waivers, authorizations, filings, approvals and registrations which are set forth on Schedule 3.2.

        3.3 Capital Structure.

            (a) The authorized stock of Parent consists of 150,000,000 shares of Common Stock, of which 43,429,673 shares were issued and outstanding as of October 29, 1999, and 5,000,000 shares of Preferred Stock, none of which is issued or outstanding as of October 29, 1999. The authorized capital stock of Merger Sub consists of 1,000 shares of Common Stock, 1,000 shares of which, as of the date hereof, are issued and outstanding and are held by Parent. All such shares have been duly authorized, and all such issued and outstanding shares have been validly issued, are fully paid and nonassessable and are free of any liens or encumbrances other than any liens or encumbrances created by or imposed upon the holders thereof.

            (b) The shares of Parent Common Stock to be issued pursuant to the Merger will, when issued in accordance with the terms of this Agreement, be duly authorized, validly issued, fully paid and nonassessable.

        3.4 SEC Documents; Parent Financial Statements. Parent has furnished or made available to the Company true and complete copies of all reports or registration statements filed by it with the U.S. Securities and Exchange Commission (the "SEC")for all periods subsequent to January 1, 1999, all in the form so filed (all of the foregoing being collectively referred to as the "SEC Documents"). As of their respective filing dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act, and none of the SEC Documents contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements made therein not misleading, except to the extent corrected by a subsequently filed document with the SEC. The financial statements of Parent, including the notes thereto, included in the SEC Documents comply as to form in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with generally accepted accounting principles consistently applied (except as may be indicated in the notes thereto) and present fairly the consolidated financial position of Parent at the dates thereof and of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal audit adjustments).

        3.5 Representations Complete. None of the representations or warranties made by Parent or Merger Sub (as modified by the Schedule 3.2), nor any statement made in any certificate furnished by Parent pursuant to this Agreement, or furnished by Parent specifically for inclusion in the Information Statement prepared pursuant to Section 5.1, contains or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which they were made, not misleading.

        3.6 Regulatory Approvals. All consents, approvals, authorizations and other requirements prescribed by any law, rule or regulation which must be obtained or satisfied by the Parent or Merger Sub and which are necessary for the consummation of the transactions contemplated by this Agreement have been, or will be prior to the Closing, obtained and satisfied.

        3.7 Litigation. There are no legal actions, suits, arbitration or other legal or administrative proceedings or governmental investigations pending or, to Parent's knowledge, threatened, against the Parent or Merger Sub which would impair the ability of the Parent or Merger Sub to consummate the transactions contemplated herein.

                                   ARTICLE IV
                       CONDUCT PRIOR TO THE EFFECTIVE TIME

        4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of (i) the termination of this Agreement pursuant to the provisions of Section 8.1 hereof, and (ii) the Effective Time, the Company agrees (except to the extent that Parent shall otherwise consent in writing) to carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay its debts and Taxes when due, to pay or perform other obligations when due, and, to the extent consistent with such business, to use all reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees and preserve their relationships with customers, suppliers, distributors, licensors, licensees, and others having business dealings with it, all with the goal of preserving unimpaired its goodwill and ongoing businesses at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of its business, and any material adverse event involving the Company or its business. Except as expressly contemplated by this Agreement or disclosed in Schedule 4.1, the Company shall not, without the prior written consent of Parent:

            (a) Enter into any commitment or transaction not in the ordinary course of business.

            (b) Transfer to any person or entity any rights to the Company Intellectual Property Rights (other than pursuant to licenses in the ordinary course of business);

            (c) Enter into or amend any agreements pursuant to which any other party is granted marketing, distribution or similar rights of any type or scope with respect to any products of the Company, except in the ordinary course of business;

            (d) Amend or otherwise modify (or agree to do so), except in the ordinary course of business, or violate the terms of, any of the agreements set forth or described in the Company Schedules;

            (e) Commence any litigation;

            (f) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any of its capital stock, or split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of capital stock of the Company, or , except as contemplated by Section 5.15, repurchase, redeem or otherwise acquire, directly or indirectly, any shares of its capital stock (or options, warrants or other rights exercisable therefor);

            (g) Except for the issuance of shares of Company Capital Stock upon exercise or conversion of presently outstanding Company Options, Company Warrants or Company Preferred Stock, issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any shares of its capital stock or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such shares or other convertible securities, except for no more than an aggregate of 166,000 options granted to new and/or current employees of the Company in the ordinary course of business; provided, that under no circumstances shall the Company grant any options to officers or directors of the Company, except for 20,000 options granted to Peter Charland; and, provided, further that under no circumstances shall such options contain provisions that provide for the acceleration of vesting upon the Closing or upon such employees' termination after the Closing;

            (h) Cause or permit any amendments to its Certificate of Incorporation or Bylaws;

            (i) Acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof;

            (j) Acquire or agree to acquire any assets in an amount in excess of $75,000 in the case of a single transaction or in excess of $150,000 in the aggregate in any 30-day period;

            (k) Sell, lease, license or otherwise dispose of any of its properties or assets, except in the ordinary course of business;

            (l) Incur any indebtedness for borrowed money (other than under the Company's existing lines of credit or equipment lease lines in an amount not to exceed $180,000) or guarantee any such indebtedness or issue or sell any debt securities of the Company or guarantee any debt securities of others;

            (m) Grant any severance or termination pay (i) to any director or officer or (ii) to any other employee, except payments made pursuant to standard written agreements outstanding on the date hereof;

            (n) Adopt or amend any employee benefit plan, or enter into any employment contract, extend employment offers (except to the extent required in the ordinary course of business and consistent with past practice), pay or agree to pay any special bonus or special remuneration to any director or employee, or increase the salaries or wage rates of its employees;

            (o) Modify or agree to modify the terms of vesting of any outstanding Company Options or restricted Company Capital Stock;

            (p) Revalue any of its assets, including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business or consistent with past practice;

            (q) Pay, discharge or satisfy, in an amount in excess of $25,000 (in any one case) or $50,000 (in the aggregate), any claim, liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Company Financial Statements (or the notes thereto) or expenses consistent with the provisions of this Agreement incurred in connection with any transaction contemplated and permitted hereby;

            (r) Make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

            (s) Enter into any strategic alliance, development or joint marketing agreement; or

            (t) Take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through (q) above, or any other action that would prevent the Company from performing or cause the Company not to perform its covenants hereunder.

        For the purposes of this Section 4.1, David Thatcher, or his designee, shall have authority to provide written consent to any such action on behalf of the Parent

        4.2 No Solicitation.

            (a) Subject to Section 4.2(b) below, until the earlier of (i) the Effective Time and (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, the Company will not (nor will the Company permit any of the Company's officers, directors, agents, representatives or affiliates to) directly or indirectly, take any of the following actions with any party other than Parent, Merger Sub, agents or representatives of the Company and any of their designees: (a) solicit, conduct discussions with or engage in negotiations with any person, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets, (b) provide information with respect to it to any person, other than Parent, relating to the possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets, (c) enter into an agreement with any person, other than Parent, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets or (d) make or authorize any statement, recommendation or solicitation in support of any possible acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets by any person, other than by Parent. In addition to the foregoing, if the Company receives prior to the Effective Time or the termination of this Agreement any offer or proposal relating to any of the above, the Company shall immediately notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request.

            (b) Nothing in this Agreement shall prevent the Board of Directors of the Company from withholding, withdrawing, amending or modifying its recommendation in favor of the Merger or taking any other action which is prohibited by Section 4.2(a) if (i) a Superior Offer (as defined below) is made to the Company and is not withdrawn, (ii) neither the Company nor any of its representatives shall have violated any of the restrictions set forth in Section 5.3, and (iii) the Board of Directors of the Company concludes in good faith, after consultation with its outside counsel, that, in light of such Superior Offer, the withholding, withdrawal, amendment or modification of such recommendation is required in order for the Board of Directors of the Company to comply with its fiduciary obligations to the Company and the Company's stockholders under applicable law. Nothing contained in this Section 4.2 shall limit the Company's obligation to hold and convene a meeting of the Company's stockholders (regardless of whether the recommendation of the Board of Directors of the Company shall have been withdrawn, amended or modified). For purposes of this Agreement, "Superior Offer" shall mean an unsolicited, bona fide written offer made by a third party to consummate any of the following transactions: (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than 51% of the equity interest in the surviving or resulting entity of such transaction; (ii) a sale or other disposition by the Company of assets (excluding inventory and used equipment sold in the ordinary course of business) representing in excess of 50% of the fair market value of the Company's business immediately prior to such sale, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of 50% of the voting power of the then outstanding shares of capital stock of the Company, in each case on terms that the Board of Directors of the Company determines, in its reasonable judgment (based on a written opinion of an investment bank of nationally recognized reputation) to be more favorable to Company stockholders from a financial point of view than the terms of the Merger and the consideration of which reasonably likely exceeds the value of the consideration in the Merger (after taking into account all relevant factors, including any conditions to the Superior Offer, the timing of the consummation of the transaction pursuant to the Superior Offer, the risk of nonconsummation thereof and the need for any required governmental or other consents, filings and approvals); provided, however, that any such offer shall not be deemed to be a "Superior Offer" if any financing required to consummate the transaction contemplated by such offer is not committed and is not likely in the judgment of Company's Board of Directors to be obtained by such third party on a timely basis.

        4.3 Investment Representation Statements. The Company will use its best efforts to have all stockholders of the Company who are to receive any shares of Parent Common Stock in connection with the Merger execute and deliver to Parent a Parent Investment Representation Statement in substantially the form attached hereto as Exhibit C.

                                    ARTICLE V
                              ADDITIONAL AGREEMENTS

        5.1 Information Statement; Stockholder Meeting.

            (a) As promptly as practicable after the execution of this Agreement, the Company shall prepare, and Parent shall assist in preparing, an information statement (the "Information Statement") relating to the solicitation of the consent of the stockholders of the Company to the Merger. The Information Statement shall substantially comply with the information requirements under to Rule 502 promulgated under the Securities Act (except for 502(b)(3)) and an investor suitability questionnaire. Parent shall provide to the Company and its counsel for inclusion in the Information Statement such publicly available information concerning Parent, its operations, capitalization, technology, share ownership and other material as the Company or its counsel may reasonably request. Each of Parent and the Company shall use its reasonable best efforts to cause the Information Statement to be mailed to the Company's stockholders at the earliest practicable time. Whenever any event occurs which should be set forth in a supplement to the Information Statement, Parent or the Company, as the case may be, shall promptly inform the other company of such occurrence and cooperate in preparing such supplement.

            (b) The Company shall retain a "purchaser representative," as such term is defined in Rule 501(h) under the Securities Act, to represent each Company stockholder who is not an "accredited investor" as defined in Rule 501(a) under the Securities Act. The Company shall use its best efforts to solicit and obtain the consent of its stockholders sufficient to approve the Merger and this Agreement and to enable the Closing to occur as promptly as practicable. The Company shall further use its best efforts to have each investor who is not an accredited investor sign an acknowledgement that the purchaser representative is such investor's purchaser representative in the transactions contemplated hereby. The materials submitted to the Company's stockholders, including the Information Statement, shall be subject to prior review and approval by Parent and shall include the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement.

            (c) The Information Statement submitted to the Company's stockholders in connection with the Stockholders' Meeting shall include a proposal to constitute and appoint Keith Cooper and Robert C. Roeper to act as the agents, representatives and attorneys-in-fact for each stockholder (other than holders of Dissenting Shares) for all purposes and with respect to all matters arising under this Agreement. The powers and authority of the Stockholders' Representatives shall include, but not be limited to, the power and authority to give and accept notices as provided hereunder and carry out the purposes and intent of this Agreement.

            (d) The Stockholders' Representatives shall each be entitled to rely on any communication or document that they believe to be genuine. The Stockholders' Representatives shall not be liable to any stockholder of the Company for any action or omission on their respective parts except for fraud or willful misconduct. In their capacity as a Stockholders' Representative, Keith Cooper and Robert C. Roeper will be acting for the convenience of the non-dissenting stockholders, without compensation, and, in such capacity, they shall have no duties or liabilities beyond those expressly assumed by them in this Agreement or as agreed with the Company stockholders. As the Stockholders' Representatives, Keith Cooper and Robert C. Roeper shall not be required to make any inquiry or investigation concerning any matter other than those expressly contemplated hereunder, nor shall they, in such capacity, be deemed to have made any representation or warranty of any kind to any person. The materials submitted to the Company stockholders shall include proposed resolutions to be adopted by the stockholders which shall include the approval of the Merger and the transactions contemplated herein, the appointment of Keith Cooper and Robert
C. Roeper as Stockholders' Representatives, the establishment and approval of a Contribution Amount to be utilized by the Stockholders' Representatives in their capacity as such and in the defense of any claims for indemnification pursuant to this Agreement, the approval of any payments to employees of the Company pursuant to Section 280G of the Code and such other matters as the Company may deem necessary or advisable to submit to the stockholders for approval. In the event of the death, resignation or incapacity of either Keith Cooper or Robert
C. Roeper, a majority of the Company's stockholders shall elect a successor stockholders' representative, who shall have all of the rights, powers and duties of the Stockholders' Representatives set out herein.

        5.2 Access to Information. Subject to any applicable contractual confidentiality obligations (which the Company shall use its best efforts to cause to be waived) each party shall afford the others and its accountants, counsel and other representatives, reasonable access during normal business hours during the period prior to the Effective Time to (a) all of its properties, books, contracts, agreements and records, and (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of it as the others may reasonably request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger.

        5.3 Confidentiality. Each of the parties hereto hereby agrees to and reaffirms the terms and provisions of that certain Confidentiality Agreement by and between Parent and the Company dated as of August 13, 1999.

        5.4 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, investment banking, consulting and all other fees and expenses of third parties ("Third Party Expenses") incurred by Parent or the Company in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby, shall be the obligation of Parent or the Company, as the case may be; provided, however, that if the Merger is consummated, Parent shall pay at closing an aggregate of $5,250,000 of the financial advisory fees plus up to and not more than $50,000 of the out-of-pocket expenses of The Beacon Group incurred by the Company.

        5.5 Public Disclosure. Upon execution and delivery of this Agreement by the parties hereto, Parent and the Company shall release a jointly prepared announcement describing the Merger. Except as aforesaid, unless otherwise required by law (including, without limitation, securities laws) or, as to Parent, by the rules and regulations of the National Association of Securities Dealers, Inc., prior to the Effective Time, no disclosure (whether or not in response to an inquiry) of the subject matter of this Agreement shall be made by any party hereto unless approved by Parent and the Company prior to release, which approval shall not be unreasonably withheld.

        5.6 Consents. The Company shall use its best efforts to obtain the Required Consents.

        5.7 Company Warrants. The Company shall use its reasonable efforts to cause the holders of the Company Warrants to exercise such Company Warrants prior to the Effective Time.

        5.8 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent's obligations under Treasury Regulation
Section 1.1445-2(c)(3).

        5.9 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use its reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent's subsidiaries or affiliates of shares of capital stock or of any business, assets or property of Parent or its subsidiaries or affiliates or the Company or its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and capital stock.

        5.10 Notification of Certain Matters. The Company shall give prompt notice to Parent, and Parent shall give prompt notice to the Company, of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of the Company and Parent or Merger Sub, respectively, contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time except as contemplated by this Agreement (including the Company Schedules) and (ii) any failure of the Company or Parent, as the case may be, to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 (including any description of any breaches of the representation or warranties in this Agreement contained in an officer certificate delivered pursuant to Section 6.2(a) or 6.3(a)) shall not limit or otherwise affect any remedies available to the party receiving such notice.

        5.11 Additional Documents and Further Assurances. Each party hereto, at the request of the other party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of this Agreement and the transactions contemplated hereby.

        5.12 Form S-8. Parent shall file a registration statement on Form S-8 under the Securities Act of 1933, as amended, for the shares of Parent Common Stock issuable with respect to assumed Company Options within 60 days after the Closing Date (the "S-8 Registration Statement"). Parent shall use its reasonable best efforts to maintain the effectiveness of the S-8 Registration Statement (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding. The S-8 Registration Statement and all amendments and supplements thereto will conform in all respects with the requirements of the Securities Act of 1933, as amended, and all rules and regulations promulgated thereunder.

        5.13 NMS Listing. On or prior to the Effective Time, Parent shall authorize for listing on the Nasdaq National Market the shares of Parent Common Stock issuable, and those required to be reserved for issuance, in connection with the Merger, upon official notice of issuance.

        5.14 Cooperation With Financial Statements. The Company will use its best efforts to cause the Company's management and its independent auditors to facilitate on a timely basis (i) the preparation of historical and pro forma financial statements as required by Parent to comply with applicable SEC regulations, and (ii) the review of the Company's 1997 and 1998 audit work papers, including the examination of selected interim financial statements and data.

        5.15 Employee Benefits.

            (a) Parent shall take such reasonable actions as are necessary to allow eligible employees of the Company to participate in the benefit programs of Parent, or alternative benefits programs substantially comparable to those applicable to employees of Parent on similar terms, as soon as practicable after the Effective Time. Parent shall (i) on the Closing Date assume the Employment Contracts listed on Schedule 2.12 and (ii) prior to the Closing Date have made offers of employment to the Company's current employees on an at-will basis with at least the same rate of pay and with the same benefits as similarly situated employees of Parent are entitled.

            (b) Parent shall reserve an aggregate of $1,500,000 in cash (the "Management Incentive Bonus"), which shall be distributed to those persons identified and in such amounts as are set forth on

Schedule 5.15; provided that (i) such persons remain employed by the Company or Parent for a period of not less than one year following the Closing, or have been terminated by the Company or Parent without cause during such one year period, and (ii) the Company's net revenues for the fiscal year ending December 31, 2000 are not less than 75% of projected net revenues as represented in the Company's Descriptive Memorandum dated August 1999 ("Projected Revenues"). In the event that the Company's net revenues for the fiscal year ending December 31, 2000 are less than 75% of Projected Revenues but not less than 60% of Projected Revenues, the Management Incentive Bonus shall equal only $750,000. In the event that any person on such Schedule 5.15 is not employed by the Company or Parent on the 90-day anniversary of the Closing and not otherwise entitled to receive any payment hereunder, Keith Cooper shall, in his sole discretion, during such 90-day period, reallocate any amounts that would have been payable pursuant to this Section 5.15 to such individuals among some or all of the persons set forth on Schedule 5.15 provided that such individuals are otherwise entitled to receive payment hereunder.

        5.16 Registration Rights. The holders of Company Capital Stock as of the Effective Time (the "Holders") shall have registration rights with respect to Parent Common Stock received in exchange therefor (the "Registrable Securities") subject to the following terms and conditions:

            (a) Registration on Form S-3. Within five (5) business days after Parent becomes a registrant entitled to use a Form S-3 registration statement or any successor form thereto to register the resale (which shall not be through an underwritten public offering) of the Registrable Securities, Parent shall use reasonable best efforts to cause the Registrable Securities to be registered so as to permit the resale thereof, and in connection therewith shall prepare and file a Form S-3 registration statement or any successor form thereto providing for an offering to be made on a continuous basis pursuant to Rule 415 under the Securities Act (the "Registration Statement") with the SEC under the Securities Act of 1933, as amended (the "Securities Act") to effect such registration within ten (10) business days after the S-3 Date, and thereafter Parent shall use its reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as soon as practicable after the filing thereof; provided, however, that if Parent shall furnish to a Stockholders' Representative a certificate signed by the Chief Executive Officer of Parent stating that, in the good faith judgment of the Board of Directors or Chief Executive Officer of Parent, it would be seriously detrimental to Parent and its stockholders for the Registration Statement to be filed on or before the date filing would otherwise be required, and it is therefore in the best interests of Parent to defer the filing of the Registration Statement, then Parent may delay the filing of the Registration Statement, once but not more than once, for a period not in excess of thirty (30) days.

            (b) Expenses of Registration. Parent shall pay all Registration Expenses (as hereafter defined) in connection with any registration, qualification or compliance pursuant to this Section 5.15, and each Holder shall pay all Selling Expenses (as hereafter defined) and other expenses that are not Registration Expenses relating to the Registrable Securities resold by him or her. For purposes of this Section 5.15(b), "Registration Expenses" shall mean all expenses, except as otherwise stated below, incurred by Parent in complying with Sections 5.15(a) and 5.15(c), including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and disbursements of counsel for Parent, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration. For purposes of this Section 5.15(b), "Selling Expenses" shall mean all selling discounts commissions and stock transfer or other Taxes applicable to the Registrable Securities and all fees and disbursements of counsel for any Holder.

            (c) Registration Procedures. In the case of any registration effected by Parent pursuant to this Section 5.15, Parent will keep each Holder advised in writing as to the initiation of each registration and as to the completion thereof. Parent will:

                (i) Use reasonable best efforts to keep such registration effective until the earlier of (A) all Holders having completed the distribution described in the registration statement relating thereto or (B) two years from the Closing Date;

                (ii) Promptly prepare and file with the SEC such amendments and supplements to the Registration Statement and the prospectus used in connection with the Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Registration Statement;

                (iii) Furnish such number of prospectuses and other documents incident thereto, including any amendment of or supplement to the prospectus, as a Holder from time to time may reasonably request;

                (iv) Notify each Holder of Registrable Securities covered by the Registration Statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in the Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing, and at the request of any such Holder, prepare and furnish to such Holder a reasonable number of copies of a supplement to or an amendment of such prospectus as may be necessary so that, as thereafter delivered to the purchasers of such shares, such prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing;

                (v) Cause all such Registrable Securities registered pursuant to the Registration Statement to be listed on each securities exchange or quotation system on which similar securities issued by Parent are then listed or quoted, and in connection therewith, file with the Nasdaq National Market an application for listing of additional shares with respect to the Registrable Securities;

                (vi) Provide a transfer agent and registrar for all Registrable Securities registered pursuant to the Registration Statement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of the Registration Statement;

                (vii) Use its reasonable best efforts to register or qualify the Registrable Securities covered by the Registration Statement under such other securities or blue sky laws of such jurisdiction within the United States and Puerto Rico as shall be reasonably appropriate for the distribution of the Registrable Securities covered by the Registration Statement; provided, however, that Parent shall not be required in connection therewith or as a condition thereto to qualify to do business in or file a general consent to service of process in any jurisdiction wherein it would not but for the requirements of this paragraph be obligated to do so; and

Otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC, and make available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of at least twelve months, but not more than eighteen months, beginning with the first month after the effective date of the Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act.

            (d) Information by Holder. Each Holder of Registrable Securities shall furnish to Parent such information regarding such Holder and the distribution proposed by such Holder as Parent may reasonably request in connection with any registration, qualification or compliance referred to in this Section 5.15, but only to the extent that such information is required in order for Parent to comply with its obligations under all applicable securities and other laws and to ensure that the Registration Statement relating to such Registrable Securities conforms to the applicable requirements of the Securities Act and the rules and regulations thereunder. Each Holder covenants that it will promptly notify Parent of any changes in the information set forth in the Registration Statement or otherwise provided by such Holder to Parent regarding such Holder or such Holder's plan of distribution as a result of which the Registration Statement or any prospectus relating to the Registrable Securities contains or would contain an untrue statement of a material fact regarding such Holder or its intended method of distribution of such Registrable Securities or omits to state any material fact regarding such Holder or its intended method of distribution of such Registrable Securities required to be stated therein or necessary to make the statements therein, not misleading.

            (e) Indemnification and Contribution.

                (i)Parent agrees to indemnify and hold harmless each Holder from and against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which such Holder may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon, any untrue statement, alleged untrue statement, omission or alleged omission of a material fact in the Registration Statement, any prospectus included in the Registration Statement, or any amendment or supplement to the Registration Statement or any such prospectus, and Parent will, as incurred, reimburse such Holder for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim; provided, however, that Parent shall not be liable in any such case to the extent that such loss, claim, damage or liability arises out of, or is based upon (A) an untrue statement or alleged untrue statement made in such Registration Statement in reliance upon and in conformity with written information furnished to Parent by such Holder in an instrument executed by such Holder and specifically stated to be for use in the preparation of the Registration Statement, (B) the failure of such Holder to comply with any of the covenants and agreements contained in Sections 5.15(f) or 5.15(h) hereof, or (C) any untrue statement in any prospectus that is corrected in any subsequent prospectus that was delivered to the Holder prior to the pertinent sale or sales by the Holder.

                (ii) Each Holder, severally and not jointly, agrees to indemnify and hold harmless Parent from and against any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) to which Parent may become subject (under the Securities Act or otherwise) insofar as such losses, claims, damages or liabilities (or actions or proceedings in respect thereof) arise out of, or are based upon (A) an untrue statement, alleged untrue statement, omission or alleged omission of a material fact in the Registration Statement, any prospectus included in the Registration Statement, or any amendment or supplement to the Registration Statement or any such prospectus in reliance upon and in conformity with written information furnished to Parent by such Holder in an instrument executed by such Holder and specifically stated to be for use in preparation of the Registration Statement, provided, however, that no Holder shall be liable in any such case for any untrue statement included in any Prospectus which statement has been corrected in a writing delivered to Parent at least two business days before the sale from which such loss arose,
(B) the failure of such Holder to comply with any of the covenants and agreements contained in Sections 5.15(f) or 5.15(h) hereof, or (C) any untrue statement in any Prospectus that is corrected in any subsequent Prospectus that was delivered to the Holder prior to the pertinent sale or sales by the Holder; and each Holder, severally and not jointly, will, as incurred, reimburse Parent for any legal or other expenses reasonably incurred in investigating, defending or preparing to defend any such action, proceeding or claim. In no event shall the amount payable by any Holder to Parent pursuant to this Section 5.15(e)(ii) by reason of a sale of Parent Common Stock by such Holder exceed the amount of the gross proceeds to such Holder from the sale of Parent Common Stock from which such liability arose.

                (iii) Promptly after receipt by any indemnified person under subsections (i) or (ii) above of a notice of a claim or the beginning of any action in respect of which indemnity is to be sought against an indemnifying person pursuant to this Section 5.15(e), such indemnified person shall notify the indemnifying person in writing of such claim or of the commencement of such action (provided, however, that no failure to provide such notice shall relieve any indemnifying person of any liability hereunder except to the extent that such indemnifying person is prejudiced thereby), and, subject to the provisions hereinafter stated, in case any such action shall be brought against an indemnified person and the indemnifying person shall have been notified thereof, the indemnifying person shall be entitled to participate therein, and, to the extent that it shall wish, to assume the defense thereof, with counsel reasonably satisfactory to the indemnified person. After notice from the indemnifying person to such indemnified person of the indemnifying person's election to assume the defense thereof, the indemnifying person shall not be liable to such indemnified person for any legal expenses subsequently incurred by such indemnified person in connection with the defense thereof; provided, however, that, if the indemnifying person shall propose that the same counsel represent it and the indemnified person, and if counsel for the indemnified person shall reasonably have concluded that there is an actual conflict of interest posed by the representation proposed by the indemnifying person, the indemnified person shall be entitled to retain its own counsel reasonably satisfactory to the indemnifying person at the expense of such indemnifying person; provided, however that if more than one indemnified person makes a claim against an indemnifying person based on substantially similar facts, the indemnifying person shall not be responsible for the fees of more than one counsel for all indemnified persons whose claims are based on substantially similar facts.

                (iv) If the indemnification provided for in this Section 5.15(e) is unavailable to or insufficient to hold harmless an indemnified party under subsection (i) or (ii) above in respect of any losses, claims, damages or liabilities (or actions or proceedings in respect thereof) referred to therein, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages or liabilities (or actions in respect thereof), in such proportion as is appropriate to reflect the relative fault of each such party, as well as any other relevant equitable considerations. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by Parent on the one hand or a Holder on the other and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. Parent and the Holders agree that it would not be just and equitable if contribution pursuant to this Section 5.15(e)(iv) were determined by any method of allocation which does not take account of the equitable considerations referred to above in this Section 5.15(e)(iv). The amount paid or payable by an indemnified party as a result of the losses, claims, damages, or liabilities (or actions in respect thereof) referred to above in this Section 5.15(e)(iv) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any such action, proceeding or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

                (v) The obligations of the Parent and the Holders under this
Section 5.15(e) shall be in addition to any liability which Parent and the respective Holders may otherwise have and shall extend, upon the same terms and conditions, to each director and officer of Parent or any Holder, and to each person, if any, who controls Parent or any Holder within the meaning of the Securities Act or the Exchange Act.

            (f) Restrictions on Transferability. The shares of Parent Common Stock issued pursuant to the Merger (the "Restricted Shares") shall not be transferable in the absence of (i) registration under the Securities Act or an exemption therefrom, or (ii) registration or qualification under the provisions of any applicable blue sky laws or an exemption therefrom.

            (g) Restrictive Legend. Each certificate representing Restricted Shares shall bear substantially the following legends (in addition to any legends required under applicable securities laws):

                THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT PURPOSES ONLY AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933. THE SHARES MAY NOT BE SOLD OR TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN EXEMPTION THEREFROM.

                The legend contained in this Section 5.15(g) shall be removed from a certificate in connection with any sale in compliance with and pursuant to the Registration Statement, but shall not be removed in any other circumstance without Parent's prior written consent (which consent shall not be unreasonably withheld or delayed and shall be granted if such legend is no longer appropriate).

            (h) Transfer of Shares After Registration.

                (i) Restriction. No Holder may make any sale of any Restricted Shares except (A) in accordance with the Registration Statement, in which case Holder must comply with the requirement of delivering a current prospectus, (B) in accordance with Rule 144, or (C) pursuant to an exemption from the registration requirements of the Securities Act, if accompanied by an opinion of counsel that registration is not necessary, which opinion of counsel shall be reasonably satisfactory to Parent.

                (ii) Right of Parent to Suspend Use of Registration Statement. At any time Parent may refuse to permit any Holder to resell any Registrable Securities pursuant to the Registration Statement; provided, however, that in order to exercise this right, Parent must deliver a certificate in writing to the Stockholders' Representative to the effect that, in the good faith judgement of the Board of Directors or Chief Executive Officer of Parent, that a sale pursuant to the Registration Statement in its then-current form would be seriously detrimental to Parent and its stockholders and therefore it is in the best interests of Parent to prohibit any sale under the Registration Statement at that time. The Stockholders' Representative shall immediately notify the holders of Registrable Securities of the receipt and contents of such certificate. In no event shall such prohibition period exceed thirty (30) calendar days, and provided further, however, that in no event shall Parent be permitted to exercise this right (i) more than two times in any single calendar year, or (ii) within thirty (30) calendar days of the expiration of such a prohibition period or the expiration of the period during which Parent has delayed the filing of a Registration Statement under Section 5.15(a).

            (i) Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the SEC which may at any time permit the sale of the Registrable Securities to the public without registration, or pursuant to a registration on Form S-3, Parent agrees to use its reasonable best efforts to:

                (i)Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the Merger;

                (ii) File with the SEC in a timely manner all reports and other documents required of Parent under the Securities Act and the Exchange Act; and

                (iii) So long as a Holder owns any Registrable Securities, to furnish to that Holder forthwith upon request a written statement by Parent as to its compliance with the reporting requirements of said Rule 144, and of the Securities Act and the Exchange Act, a copy of the most recent annual or quarterly report of Parent, and such other reports and documents of Parent as such Holder may reasonably request in availing itself of any rule or regulation of the SEC allowing such Holder to sell any such Registrable Securities without registration.

            (j) Transfer of Registration Rights. The rights and obligations of any Holder under this Section 5.15 may be assigned to a transferee or assignee in connection with any transfer or assignment of Registrable Securities by a Holder; provided that: (i) such transfer may otherwise be effected in accordance with applicable securities laws, (ii) Parent is, within a reasonable time after such transfer, furnished with written notice of the name and address of such transferee or assignee and the securities with respect to which such registration rights are being assigned under, (iii) each transferee shall agree to be bound by all of the provisions of this Section 5.15; and (iv) such assignment shall be effective only if immediately following such transfer the further disposition of such Registrable Securities by the transferee or assignee is restricted under the Securities Act.

        5.17 401(k) Plan. Parent and the Company acknowledge that they will work together with respect to the transition of Company employees from the Company 401(k) plan. If Parent requests in writing at least fifteen (15) days prior to Closing, Company shall cause its 401(k) plan to terminate effective as of the day immediately preceding the Closing Date. From and after the Closing Date, Parent shall provide for the participation by employees of the Surviving Corporation in a 401(k) plan that is substantially similar to the 401(k) plan in which employees of Parent participate. Parent shall recognize service with Company for the purpose of eligibility to participate and vesting under such 401(k) plan.

        5.18 Promissory Note. In the event that all the conditions to closing set forth in Sections 6.1, 6.2(a), (b) and (c), and 6.3 that are required to be satisfied or waived have been satisfied or waived and Parent refuses to consummate the Merger, the entire principal amount and interest owing under that Promissory Note dated October 28, 1999 issued by the Company in favor of Parent in the principal amount of $10,000,000 (the "Promissory Note") shall be forgiven by Parent and the Company shall have no further obligation to repay the principal or interest thereon.

        5.19 Company 1999 Bonus Plan. Simultaneous with the Closing of the Merger, Parent shall pay to Epstein Becker & Green, P.C. ("EBG"), on behalf of the Company, the amount of $7,500,000, representing payment in full of the Company's obligations under its 1999 Bonus Plan. Prior to the Effective Time, the Company shall provide to EBG irrevocable instructions pursuant to which EBG shall thereafter promptly distribute such funds in accordance with such written instructions, as contemplated by the terms of such 1999 Bonus Plan.

        5.20 Satisfaction of Company Liabilities. At Closing, Parent shall satisfy the liabilities of the Company set forth on Schedule 5.20, together with any other liabilities assumed by Parent in accordance with the Merger.

                                   ARTICLE VI
                            CONDITIONS TO THE MERGER

        6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing of the following conditions:

            (a) Stockholder Approval. This Agreement and the Merger shall have been approved and adopted by the stockholders of the Company by the requisite vote under applicable law and the Company's Certificate of Incorporation and .

            (b) No Injunctions or Restraints; Illegality; HSR Act. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal or regulatory restraint or prohibition preventing the consummation of the Merger shall be in effect. All waiting periods under the HSR Act shall have expired or been terminated early.

            (c) Nasdaq Listing. The shares of Parent Common Stock issuable to shareholders of the Company pursuant to this Agreement and such other shares required to be reserved for issuance in connection with the Merger shall have been authorized for listing on the Nasdaq Stock Market upon official notice of issuance; provided, however, that the failure of Parent to file all forms necessary to obtain such listing approval from the Nasdaq National Market shall be a material breach of this Agreement by Parent and shall permit the Company to seek enforcement by specific performance of this Section 6.1(c).

        6.2 Additional Conditions to Obligations of the Company. The obligations of the Company to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

            (a) Representations and Warranties. The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for (i) changes contemplated by this Agreement, and
(ii) except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by a duly authorized officer of Parent.

            (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied (which performance or compliance shall be subject to Parent's or Merger Sub's ability to cure as provided in Section 8.1(e) below) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by a duly authorized officer of Parent.

            (c) Material Adverse Change. There shall not have occurred any Material Adverse Effect on Parent since September 30, 1999. For purposes of this condition, neither a reduction in the trading price of Parent's Common Stock, whether occurring at any time or from time to time, as reported by Nasdaq or any other automated quotation system or exchange, nor changes in general economic conditions or changes affecting the industry generally in which Parent operates shall, in and of itself, constitute a Material Adverse Effect.

            (d) Payment of Cash and Parent Common Stock. Parent and Merger Sub shall have delivered the Aggregate Cash Consideration and the Parent Common Stock to the Exchange Agent and Escrow Agent, as appropriate, pursuant to
Section 1.8 of this Agreement.

            (e) Legal Opinion. The Company shall have received a legal opinion from Wilson Sonsini Goodrich & Rosati, legal counsel to Parent and Merger Sub, in substantially the form attached hereto as Exhibit D.

            (f) Third Party Consents. The Company shall have been furnished with evidence satisfactory to it that Parent has obtained those consents required in connection with the Merger except as would not have a Material Adverse Effect on Parent.

        6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate the Merger and the transactions contemplated by this Agreement shall be subject to the satisfaction at or prior to the Closing of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

            (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement shall have been true and correct in all material respects as of the date of this Agreement. In addition, the representations and warranties of the Company contained in this Agreement shall be true and correct in all material respects on and as of the Effective Time except for (i) changes contemplated by this Agreement, and (ii) except for those representations and warranties which address matters only as of a particular date (which shall remain true and correct as of such particular date). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by a duly authorized officer of the Company.

            (b) Agreements and Covenants. The Company shall have performed or complied (which performance or compliance shall be subject to the Company's ability to cure as provided in Section 8.1(d) below) in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time, and Parent and Merger Sub shall have received a certificate to such effect signed by a duly authorized officer of the Company.

            (c) Third Party Consents. Parent shall have been furnished with evidence satisfactory to it that the Company has obtained those Required Consents set forth in Schedule 6.3(c).

            (d) Legal Opinion. Parent shall have received a legal opinion from EBG, legal counsel to the Company, in substantially the form attached hereto as Exhibit E.

            (e) Material Adverse Change. There shall not have occurred any Material Adverse Effect on the Company since September 30, 1999. For purposes of this condition, changes in general economic conditions or changes affecting the industry generally in which the Company operates shall not, in and of itself, constitute a Material Adverse Effect. Further, for purposes of this condition, a failure by the Company to extend the U.S. West Agreement shall not be deemed a Material Adverse Effect for purposes of this closing condition.

            (f) Offer Letter. Each person listed on Schedule 6.3(f) shall have executed and delivered to Parent an acceptance of an Offer Letter substantially in the form attached hereto as Exhibit F, which shall contain a prohibition against (i) competition against Parent and the Surviving Corporation and (ii) solicitation of employees of Parent and Surviving Corporation and all of such agreements shall be in full force and effect.

            (g) Escrow Agreement. Parent, the Company, Escrow Agent and the Stockholders' Representative (as defined in the Escrow Agreement) shall have entered into an Escrow Agreement substantially in the form attached hereto as Exhibit G (the "Escrow Agreement").

            (h) Dissenters' Rights. Holders of more than 5% of the outstanding shares of Company Capital Stock shall not have exercised, nor shall they have any continued right to exercise, appraisal, dissenters' or similar rights under applicable law with respect to their shares by virtue of the Merger.

            (i) Termination of Agreement. If requested in writing by Parent at least five business days prior to Closing, the Sales Agency Agreement dated July 14, 1998 between GN Comtext Limited, a company incorporated under the laws of England, and the Company, pursuant to which GN Comtext Limited appointed the Company to act as its sales representative for certain services within the United States of America and Canada shall have terminated.

            (j) Repayment of Parent Loan. The Company shall repay in full simultaneous with the Closing the outstanding principal and any interest thereon under the Promissory Note; provided that in no event shall the Closing be deemed to have occurred unless and until the outstanding principal and interest under the Promissory Note shall have been repaid in full.

                                   ARTICLE VII

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES;
                             INDEMNIFICATION; ESCROW

        7.1 Survival of Representations and Warranties. All of the Company's representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement (each as modified by the Company Schedules) shall survive the Merger and continue until 5:00 p.m., California time, on the six month anniversary of the Closing Date, except that the representations and warranties set forth in sections 2.8, 2.11 and 2.18 shall survive the Merger and continue until 5:00 p.m., California time, on the twelve month anniversary of the Closing Date.

        7.2 Obligation of the Company to Indemnify, Reimburse, etc. Subject to the provisions of Section 7.4 hereof, the Company, its successors and assigns, jointly and severally, shall indemnify, reimburse, defend, protect and hold harmless Parent and Merger Sub and each of their successors and assigns and each of their respective directors, officers, employees, affiliates, agents, and their respective successors and assigns (each a "Parent Indemnitee") from and against any claims, losses, liabilities, damages, causes of action, costs and expenses (including reasonable attorney's, accountant's, consultant's and expert's fees and expenses) (collectively "Losses") resulting from, directly or indirectly, or based upon, any inaccuracy in or any breach of any representation, warranty, covenant or agreement of the Company.

        7.3 Obligation of Parent to Indemnify, Reimburse, etc. Subject to the provisions of Section 7.4 hereof, Parent and Merger Sub and their respective successors and assigns, jointly and severally, shall indemnify, defend, protect and hold harmless the Company and its successors and assigns and each of its directors, officers, employees, affiliates, agents, and their respective successors and assigns (each a "Company Indemnitee") from and against any Losses resulting from, directly or indirectly, or based upon, any inaccuracy in or breach of any representation, warranty, covenant or agreement of Parent or Merger Sub.

        7.4 Claims for Indemnification. Whenever any claim shall arise for indemnification under this Section 7, Parent or the Company, as the case may be, seeking indemnification (the "Indemnified Party"), shall promptly notify (the "Claim Notice") the party for whom indemnification is sought hereunder (the "Indemnifying Party") of the claim and, when known, the facts constituting the basis for such claim. In the event such Claim Notice is sent by Parent, Parent shall deliver a copy of such Claim Notice to the Escrow Agent and the Stockholders' Representatives. In the event of any such claim for indemnification hereunder resulting from or in connection with any claim or legal proceedings by a third party, the notice shall specify, if known, the amount or an estimate of the amount of the liability arising therefrom. The Indemnified Party shall not settle or compromise any claim by a third party for which it is entitled to indemnification hereunder without the prior written consent, which shall not be unreasonably withheld or delayed, of the Indemnifying Party; provided, however, that if suit shall have been instituted against the Indemnified Party and the Indemnifying Party shall not have taken control of such suit after notification thereof as provided herein, the Indemnified Party shall have the right to settle or compromise such claim upon giving notice to the Indemnifying Party as provided in Section 7.5. In the event that the Company constitutes the Indemnifying Party, all notices and consents shall be given to, or by, the Stockholders' Representatives, who shall have the power and authority to bind the Company and all of the Company's stockholders.

        7.5 Defense by the Indemnifying Party. In connection with any claim which may give rise to indemnity hereunder resulting from or arising out of any claim or legal proceeding by a person other than the Indemnified Party, the Indemnifying Party, at its sole cost and expense, may, upon written notice to the Indemnified Party, assume the defense of any such claim or legal proceeding if the Indemnifying Party acknowledges to the Indemnified Party in writing the obligation of the Indemnifying Party to indemnify the Indemnified Party with respect to all elements of such claim. If the Indemnifying Party assumes the defense of any such claim or legal proceeding, the Indemnifying Party shall, at its sole cost and expense, take all steps necessary in the defense or settlement thereof. The Indemnifying Party shall not consent to a settlement of, or the entry of any judgment arising from, any such claim or legal proceeding, other than the payment of money, unless such settlement includes a release of the Indemnified Party from any and all claims arising from or related to such claim or legal proceeding. The Indemnified Party shall be entitled to participate in (but not control) the defense of any such action, with its own counsel and at its own expense. If the Indemnifying Party does not assume the defense of any such claim or litigation resulting therefrom within thirty (30) days after the date such claim is made: (a) the Indemnified Party may defend against such claim or litigation in such manner as it may deem appropriate, including, but not limited to, settling such claim or litigation, after giving notice of the same to the Indemnifying Party on such terms as the Indemnified Party may deem appropriate, and (b) the Indemnifying Party shall be entitled to participate in (but not control) the defense of such action, with its counsel and at its own expense. If the Indemnifying Party thereafter seeks to question the manner in which the Indemnified Party defended such third party claim or the amount or nature of any such settlement, the Indemnifying Party shall have the burden to prove by a preponderance of the evidence that the Indemnified Party did not defend or settle such third party claim in a reasonably prudent manner. In the event that the Company's stockholders constitute the Indemnifying Party, all references herein to the Indemnifying Party shall be deemed to mean the Stockholders' Representatives, who shall have the power and authority to bind the Company and all of the Company's stockholders. All costs and expenses to be borne by the Indemnifying Party, if the Indemnifying Party is the Company, shall be borne severally by each of the Company's stockholders.

        7.6 Limits on Indemnification, Reimbursement, etc. Absent fraud or willful misconduct of any party (for which there shall be no limitation of liability of any party), no Parent Indemnitee and no Company Indemnitee shall have any right to seek indemnification, reimbursement or defense under this Agreement or the Escrow Agreement until Losses which would otherwise be indemnifiable hereunder, and have been incurred by such party and other indemnitees associated with or related to such party, exceed $1,000,000, and then such indemnification or reimbursement shall only be to the extent that such Losses are in excess of $500,000. For the purposes of the foregoing, only such Losses that individually exceed $25,000 shall be counted towards the $1,000,000 threshold.

        7.7 Escrow Arrangements. Concurrent with the Effective Time, the Escrow Amount and Special Escrow Amount, if appropriate, shall be placed in an escrow fund (the "Escrow Fund"), to be governed by the terms of the Escrow Agreement. That amount of shares of Parent Common Stock equal to the Escrow Amount placed in the Escrow Fund shall be available to compensate Parent and its affiliates for losses incurred by Parent and its affiliates in connection with breaches of representations, warranties, or covenants contained herein or delivered pursuant hereto. That amount of shares of Parent Common Stock equal to the Special Escrow Amount placed in the Escrow Fund shall be paid to Parent in the event that, prior to March 31, 2000, the Company shall fail to extend the term of the U.S. West Agreement to a period ending not earlier than March 31, 2001, on substantially the terms set forth on Schedule 1.8(b). The parties acknowledge that after the Closing Date and absent fraud or willful misconduct, the maximum amount that is payable under the indemnification obligation of the Company under
Section 7.2 is the Escrow Amount. The terms and conditions of the Escrow Fund shall be set forth more fully in the Escrow Agreement.

        7.8 General Limitations. Unless this Agreement is terminated prior to Closing, and except for any knowing and intentional, willful or fraudulent breach of the representations and warranties or covenants contained in this Agreement, no party hereto shall make any claim against another party other than as set forth in this Article VII.

                                  ARTICLE VIII
                        TERMINATION, AMENDMENT AND WAIVER

        8.1 Termination. Except as provided in Section 8.2 below, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective
Time:

            (a) by mutual consent of the Company and Parent;

            (b) by Parent or the Company if: (i) the Effective Time has not occurred by January 31, 2000 (provided that the right to terminate this Agreement under this clause 8.1(b)(i) shall not be available to any party whose willful failure to fulfill any obligation hereunder has been the cause of, or resulted in, the failure of the Effective Time to occur on or before such date);
(ii) there shall be a final nonappealable order of a federal or state court in effect preventing consummation of the Merger; or (iii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any governmental entity that would make consummation of the Merger illegal;

            (c) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent's or the Company's ownership or operation of any portion of the business of the

Company or (ii) compel Parent or the Company to dispose of or hold separate, as a result of the Merger, any portion of the business or assets of the Company or Parent;

            (d) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of the Company and as a result of such breach the conditions set forth in Section 6.3(a) or 6.3(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by the Company within thirty (30) days through the exercise of its reasonable best efforts, then for so long as the Company continues to exercise such reasonable best efforts Parent may not terminate this Agreement under this Section 8.1(d) unless such breach is not cured within thirty (30) days of written notice of such breach (but no cure period shall be required for a breach which by its nature cannot be cured);

            (e) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement contained in this Agreement on the part of Parent or Merger Sub and as a result of such breach the conditions set forth in Section 6.2(a) or 6.2(b), as the case may be, would not then be satisfied; provided, however, that if such breach is curable by Parent or Merger Sub within thirty (30) days through the exercise of its reasonable best efforts, then for so long as Parent or Merger Sub continues to exercise such reasonable best efforts the Company may not terminate this Agreement under this Section 8.1(e) unless such breach is not cured within thirty (30) days of written notice of such breach (but no cure period shall be required for a breach which by its nature cannot be cured);

            (f) by Parent upon a breach of Section 4.2 or the Company shall fail to submit to its stockholders an Information Statement that includes the unanimous recommendation of the Board of Directors of the Company in favor of the Merger and this Agreement; and

            (g) by the Company or the Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at a meeting of the Company stockholders duly convened therefore or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 8.1(g) shall not be available to the Company where the failure to obtain the Company's stockholder approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement.

        Where action is taken to terminate this Agreement pursuant to this
Section 8.1, it shall be sufficient for such action to be authorized by the Board of Directors (as applicable) of the party taking such action.

        In the event that (i) this Agreement is terminated pursuant to Section
8.1 (other than Section 8.1(e)) of this Agreement, or (ii) the Company enters into an agreement with any person, other than Parent, providing for the acquisition of the Company (whether by way of merger, purchase of capital stock, purchase of assets or otherwise) or any material portion of its capital stock or assets, the Company shall pay on demand the principal and any interest thereon due under the Promissory Note.

        8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and, except as set forth in Section 8.3, there shall be no liability or obligation on the part of Parent, Merger Sub or the Company, or their respective officers, directors or shareholders, provided that each party shall remain liable for any breaches of this Agreement prior to its termination to the extent provided in
Section 8.3; and provided further that, the provisions of

Sections 5.3, this Section 8.2, Section 8.3 and Article IX of this Agreement shall remain in full force and effect and survive any termination of this Agreement.

        8.3 Fees and Expenses.

            (a) General. Except as set forth in this Section 8.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses whether or not the Merger is consummated.

            (b) Break-up Fees Payments. In the event that this Agreement is terminated by Parent or the Company, as applicable, pursuant to Sections 8.1(f) or (g) or the Company fails to consummate the Merger and the transactions contemplated by this Agreement after all of the conditions to Closing described in Section 6.1 and 6.2 have been duly satisfied or waived, the Company shall promptly, but in no event later than two days after the date of such termination, pay Parent a fee equal to $5,000,000 in immediately available funds (the "Termination Fee"). The parties hereto acknowledge that the agreements contained in this Section 8.3(b) are an integral part of the transactions contemplated by this Agreement and that, without these agreements, neither Parent nor the Company would enter into this Agreement; accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 8.3(b), and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amount set forth in this Section 8.3(b), the Company shall pay to Parent its reasonable costs and expenses (including attorneys' fees and expenses) in connection with such suit, together with interest on the amount set forth in this Section 8.3(b) at the prime rate of The Chase Manhattan Bank in effect on the date such payment was required to be made. Payment of the fees described in this Section 8.3(b) shall not be in lieu of damages incurred in the event of breach of this Agreement.

        8.4 Amendment. Except as is otherwise required by applicable law after the shareholders of the Company approve this Agreement, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of the parties hereto.

        8.5 Extension; Waiver. At any time prior to the Effective Time, Parent and Merger Sub, on the one hand, and the Company, on the other, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE IX

                               GENERAL PROVISIONS

        9.1 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or mailed by registered or certified mail (return receipt requested) or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

               (a)    if to Parent or Merger Sub, to:

                      Critical Path, Inc.
                      320 1st Street
                      San Francisco, CA  94105
                      Attention:  David Thatcher
                      Telephone No.: (415) 808-8800
                      Facsimile No.:  (415) 808-8777

                      with a copy to:

                      Wilson Sonsini Goodrich & Rosati, P.C.
                      650 Page Mill Road
                      Palo Alto, California 94304
                      Attention: Alan K. Austin
                                  Mark L. Reinstra
                      Telephone No.:  (650) 493-9300
                      Facsimile No.:  (650) 493-6811

               (b)    if to the Company, to:

                      FaxNet Corporation
                      98 N. Washington Street
                      Boston, MA  02114
                      Attention: Keith Cooper
                      Telephone No.:  (617) 557-4300
                      Facsimile No.:  (617) 747-0999

                      with a copy to:

                      Epstein Becker & Green
                      75 State Street
                      Boston, MA 02109
                      Attention: Susan Pravda
                      Beth Felder
                      Telephone No.: (617) 342-4000
                      Facsimile No.: (617) 342-4001

               (c)    if to the Stockholders' Representative, to:

                      Keith Cooper
                      15 Gaslight Lane
                      Framingham, MA 01702
                      Telephone No.: (508) 872-1974
                      Facsimile No.: (617) 747-3448
                      with a copy to:

                      Epstein Becker & Green
                      75 State Street
                      Boston, MA 02109
                      Attention: Susan Pravda
                      Beth Felder
                      Telephone No.: (617) 342-4000
                      Facsimile No.: (617) 342-4001

        9.2 Interpretation. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "agreement" when used herein (except with respect to this Agreement) shall be deemed in each case to mean any contract, commitment or other agreement, whether oral or written, that is legally binding. As used in this Agreement, the phrase "to [a party's] knowledge," and similar phrases shall mean the knowledge of such party, or of the President, Chief Executive Officer, Chief Financial Officer, Controller or any Vice President of such party after careful consideration of the matters set forth in the representation that is so qualified and a reasonably diligent review of all files, documents, agreements and other materials in such person's possession or subject to his or her control. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

        9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

        9.4 Entire Agreement; Assignment. This Agreement, the schedules and Exhibits hereto, the documents and instruments and other agreements among the parties hereto referenced herein, and the Confidentiality Agreement by and between Parent and the Company dated August 13, 1999, (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof; (b) are not intended to confer upon any other person any rights or remedies hereunder; and (c) shall not be assigned by operation of law or otherwise except as otherwise specifically provided, except that Parent and Merger Sub may assign their respective rights and delegate their respective obligations hereunder to their respective affiliates.

        9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

        9.6 Other Remedies. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

        9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto hereby consent and submit themselves to the jurisdiction and venue of the State of Delaware for the purposes of any suit, action or proceeding relating to this Agreement or the transactions contemplated herein. Each of the parties hereto agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such process. Each of the parties hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any court not located in the State of Delaware and hereby waives any defense of inconvenient forum to the maintenance of any action or proceeding brought therein in connection with this Agreement and waives any bond, surety or other security that might be required of any other party with respect thereto.

        9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

        9.9 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

        9.10 Share Legends. All certificates representing any of the shares of Parent Common Stock to be issued pursuant to this Agreement shall have endorsed thereon any legend required by Federal or state securities laws.

                  (Remainder of page intentionally left blank)

                                                               EXECUTION VERSION

        IN WITNESS WHEREOF, Parent, Merger Sub and the Company have caused this Agreement to be signed by their duly authorized respective officers, all as of the date first written above.

FAXNET CORPORATION                         CRITICAL PATH, INC.



By   /s/ James Driscoll                    By  /s/ Brett Robertson
     ----------------------------------        ---------------------------------
     James Driscoll                            Brett Robertson
     Vice President Finance and                Vice President Strategic
     Chief Financial Officer                   Development and General Counsel


WELLFLEET ACQUISITION CORP.



By   /s/ Brett Robertson
     ----------------------------------
     Brett Robertson
     President and Secretary